     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          ATLANTIC DATA SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           MASSACHUSETTS                             7379                              04-2696393
    (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------

                          ATLANTIC DATA SERVICES, INC.
                             ONE BATTERYMARCH PARK
                          QUINCY, MASSACHUSETTS 02169
                                 (617) 770-3333
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

              ROBERT W. HOWE, CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                          ATLANTIC DATA SERVICES, INC.
                             ONE BATTERYMARCH PARK
                          QUINCY, MASSACHUSETTS 02169
                                 (617) 770-3333
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              STEPHEN A. HURWITZ, ESQ.                                 PETER B. TARR, ESQ.
               MITCHELL S. BLOOM, ESQ.                                  HALE AND DORR LLP
           TESTA, HURWITZ & THIBEAULT, LLP                               60 STATE STREET
                   125 HIGH STREET                                 BOSTON, MASSACHUSETTS 02109
             BOSTON, MASSACHUSETTS 02110                                 (617) 526-6000
                   (617) 248-7000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF             AMOUNT TO BE         OFFERING PRICE PER     AGGREGATE OFFERING         AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED(1)             SHARE(2)               PRICE(2)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value........    2,875,000 shares             $15.00              $43,125,000            $12,721.88
=================================================================================================================================

(1) Includes 375,000 shares which the Underwriters have the option to purchase from certain Selling Stockholders to cover over allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED MARCH 26, 1998
                      [LOGO] ATLANTIC DATA SERVICES, INC.

                                2,500,000 SHARES
                                  COMMON STOCK

     Of the 2,500,000 shares of Common Stock offered hereby, 2,000,000 shares are being sold by Atlantic Data Services, Inc. ("ADS" or the "Company") and 500,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $13.00 and $15.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price. Application has been made to have the Common Stock approved for listing on the Nasdaq National Market under the symbol "ADSC."

                             ----------------------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 6.

                             ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                   UNDERWRITING                            PROCEEDS TO
                                                 PRICE TO         DISCOUNTS AND        PROCEEDS TO           SELLING
                                                  PUBLIC          COMMISSIONS(1)      COMPANY(2)(3)      STOCKHOLDERS(3)
--------------------------------------------------------------------------------------------------------------------------
Per Share.................................          $                   $                   $                   $
--------------------------------------------------------------------------------------------------------------------------
Total(3)..................................          $                   $                   $                   $

================================================================================
(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters as stated herein (the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting offering expenses payable by the Company, estimated at $750,000.

(3) Certain stockholders of the Company have granted to the Underwriters a 30-day option to purchase an aggregate of up to an additional 375,000 shares of Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Selling Stockholders will be $          , $          and $          ,
    respectively. See "Underwriting."

                             ----------------------

     The shares of Common Stock are offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San
Francisco, California, on or about May   , 1998.

BANCAMERICA ROBERTSON STEPHENS

                                 BT ALEX. BROWN

                                                    ADAMS, HARKNESS & HILL, INC.

                  The date of this Prospectus is May   , 1998

      [A diagram depicting the interrelationship among the Company's core competencies, tools,
         methodologies, quality assurance program and practice areas.]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    4
Risk Factors................................................    6
Use of Proceeds.............................................   14
Dividend Policy.............................................   14
Capitalization..............................................   15
Dilution....................................................   16
Selected Consolidated Financial Data........................   17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   18
Business....................................................   25
Management..................................................   34
Certain Transactions........................................   42
Principal and Selling Stockholders..........................   43
Description of Capital Stock................................   45
Shares Eligible for Future Sale.............................   49
Underwriting................................................   51
Legal Matters...............................................   53
Experts.....................................................   53
Additional Information......................................   53
Index to Consolidated Financial Statements..................  F-1

                            ------------------------

     The Company was incorporated in Massachusetts in 1980 under the name Atlantic Data Services, Inc. As used in this Prospectus, references to the "Company" and "ADS" refer to Atlantic Data Services, Inc. The Company's principal executive offices are located at One Batterymarch Park, Quincy, Massachusetts 02169, and its telephone number is (617) 770-3333. The Company intends to furnish to all of its stockholders an annual report containing consolidated financial statements audited by its independent accountants for each fiscal year and quarterly reports containing unaudited financial data for each of the first three quarters of each fiscal year.

     Atlantic Data Services, ADS and the A-D-S logo are service marks of the Company. Trade names and trademarks of other companies appearing in this Prospectus are the property of their respective owners.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including information set forth in "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those results discussed in these forward-looking statements and from the results historically experienced. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

     Atlantic Data Services, Inc. ("ADS" or the "Company") provides information technology ("IT") strategy consulting and systems integration services to customers exclusively in the financial services industry, primarily banks. ADS offers rapid, cost-effective IT solutions to the business challenges faced by financial services companies through its in-depth financial services experience, technological expertise and project management skills. The Company's service offerings are organized around five practice areas: IT Strategy Consulting, Consolidations and Conversions, Year 2000 Resolution, Application Outsourcing, and Electronic Commerce and Home Banking. Since its founding in 1980, ADS has developed an in-depth knowledge of the banking and financial services industry and of its changing market and technology dynamics.

     The business challenges created by deregulation and consolidation coupled with the need to maintain existing systems and incorporate new technologies have forced banks to turn to third party IT providers for assistance in developing IT solutions to meet their changing needs. Because of the critical importance of their IT systems, banks seek to engage IT service providers who have in-depth knowledge of their systems and business processes and who can assume responsibility for project management and delivery. IT service providers working with banks must possess extensive experience in the financial services industry and be fluent in both traditional legacy systems and newer technologies. However, there is a shortage of professionals who have this combination of skills. While many banks are concluding that using outside specialists enables them to develop better IT solutions in less time and to reduce implementation risks, most IT consulting firms do not have the specialized knowledge of the financial services industry necessary to assist banks in rapidly and cost-effectively meeting their business challenges.

     ADS enables its customers to leverage their existing IT systems and personnel to compete more effectively, to rapidly assimilate changing technologies and to meet their evolving business needs in a timely and cost-effective manner. The Company works closely with its customers' management and IT personnel from diagnostic and strategic planning through project completion. The Company's IT professionals have extensive experience in the diverse technical environments, legacy hardware platforms, programming languages, and software used by banks, as well as newer technologies including client/server applications and the Internet. In addition, the Company has developed proprietary tools and methodologies designed to reduce the risks inherent in complex systems implementations. The Company works closely with its customers to determine the appropriate resources and staffing to assign to their projects and deploys its staff from throughout the United States to meet a customer's needs.

     The Company seeks to become the leading IT consulting and systems integration service provider to the financial services industry. Key elements of this strategy include developing long-term relationships with customers, particularly large banks that are expanding their operations and service offerings; leveraging the Company's vertical market expertise into additional financial services channels; developing new service offerings to meet customers' evolving needs; entering into relationships with leading software providers to the financial services industry to increase customer referrals and enhance industry recognition; and expanding the Company's expertise and market share in the financial services industry through selective acquisitions.

     The Company markets and sells its services directly through its professional sales staff and senior management. The Company's customers include ABN-AMRO Information Technology Services, Associated Banc-Corp., BankBoston, N.A., Canadian Imperial Bank of Commerce, Citizens Savings Bank & Citizens Trust Company, Fleet Services Corporation, National City Corporation, NationsBank Corporation (Barnett Bank) and SunTrust Services Corp.

                                  THE OFFERING

Common Stock Offered by the Company...........    2,000,000 shares
Common Stock Offered by the Selling
Stockholders..................................      500,000 shares
Common Stock to be Outstanding after the
offering(1)...................................   12,670,840 shares
Use of Proceeds...............................   For general corporate purposes,
                                                 including working capital. See
                                                 "Use of Proceeds."
Proposed Nasdaq National Market Symbol........   ADSC

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                NINE MONTHS
                                                                                                   ENDED
                                                  FISCAL YEAR ENDED MARCH 31,                   DECEMBER 31,
                                         ----------------------------------------------   ------------------------
                                          1993     1994      1995      1996      1997      1996          1997
                                         ------   -------   -------   -------   -------   -------   --------------
CONSOLIDATED STATEMENTS OF INCOME DATA:
Revenues...............................  $9,504   $11,872   $14,624   $20,052   $23,843   $17,158      $28,219
Gross profit...........................   3,203     3,852     5,054     7,675     8,625     5,900       11,967
Income from operations.................     713       682     1,536     2,627     3,185     2,110        5,546
Discontinued operations, net of tax....     812     1,483     1,245       780       100       100           --
Net income.............................   1,055     1,398     2,131     2,343     2,041     1,384        3,277
Pro forma earnings per common share
  (unaudited)(2).......................                                           $0.20                  $0.32
Pro forma earnings per common share --
  assuming dilution (unaudited)(2).....                                           $0.20                  $0.31
Shares used in computing pro forma
  earnings per common share
  (unaudited)(2).......................                                          10,235                 10,325
Shares used in computing pro forma
  earnings per common share -- assuming
  dilution (unaudited)(2)..............                                          10,235                 10,429

                                                                 DECEMBER 31, 1997
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(3)
                                                              -------   --------------
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents...................................  $ 5,355      $30,645
Working capital.............................................    5,868       31,158
Total assets................................................   13,900       39,190
Total stockholders' equity..................................    6,874       32,164

---------------
(1) Based on shares outstanding as of December 31, 1997. Excludes 376,000 shares of Common Stock issuable upon the exercise of options outstanding as of such date at a weighted average exercise price of $0.91 per share, all of which were then exercisable. Also does not include 2,000,000 additional shares reserved for future grants or issuances under the Company's stock option and stock purchase plans. See "Capitalization," "Management -- Equity Plans," "-- Director Compensation" and Notes 10-12 of Notes to Consolidated Financial Statements.
(2) See Note 2 of Notes to Consolidated Financial Statements for information concerning the calculation of pro forma earnings per common share.
(3) Adjusted to reflect the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $14.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

     Except as otherwise indicated, the information contained in this Prospectus
(i) assumes no exercise of the Underwriters' over-allotment option; (ii) assumes conversion on a 1-for-1 basis of all of the shares of Special Common Stock and Class A Common Stock into Common Stock of the Company upon the closing of this offering; and (iii) reflects a 28-for-1 stock split effected by the Company on November 6, 1997.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements and from the results historically experienced as a result of certain factors including, without limitation, those set forth under "Risk Factors" and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

VARIABILITY OF QUARTERLY OPERATING RESULTS

     Variations in the Company's revenues and operating results have occurred from quarter to quarter and may continue to occur as a result of a number of factors. Quarterly revenues and operating results can depend on the number, size and scope of customer projects commenced and completed during a quarter, employee utilization rates, billing rates, the number of working days in a quarter, the timing of introduction of new service offerings, both by the Company and its competitors, changes in pricing, both by the Company and its competitors, and general economic conditions. The timing of revenues is difficult to forecast because the Company's sales cycle is relatively long and may depend on factors such as the size and scope of projects or other factors that adversely impact the financial services industry and general economic conditions.

     Because a high percentage of the Company's expenses are relatively fixed, a variation in the timing of the initiation or the completion of customer projects, particularly at or near the end of a quarter, can cause significant variations in operating results from quarter to quarter and could result in losses. The Company attempts to manage its personnel utilization rates by closely monitoring project timetables and staffing requirements for new projects. While professional staff must be adjusted to reflect active projects, the Company must maintain a sufficient number of senior professionals to oversee existing customer projects and participate with the Company's sales force in securing new customer projects. In addition, the Company expects to increase its operating expenses by increasing its staff. The Company expects to experience a significant time lag between the date professional staff are hired and the date such personnel become fully productive. The rate at which new professional staff become productive could cause material fluctuations in quarterly results of operations. Furthermore, to the extent such increased operating expenses precede or are not subsequently followed by increased revenues, the Company's business, financial condition and results of operations could be materially adversely affected. In addition, many of the Company's projects are, and may be in the future, terminable without customer penalty. An unanticipated termination of a major project or loss of a major customer could require the Company to maintain or terminate underutilized employees, resulting in a higher than expected number of unassigned persons or higher than expected severance expenses.

     Due to all of the foregoing factors, it is possible that in some future periods the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON THE FINANCIAL SERVICES INDUSTRY

     Substantially all of the Company's revenues are derived from customers in the financial services industry, primarily banks, and the Company expects it will continue to derive substantially all of its revenues from customers in the financial services industry for the foreseeable future. Accordingly, unfavorable economic conditions adversely impacting the financial services industry could have a material adverse effect on the Company's business, financial condition and results of operations. For example, the financial services industry has experienced and may continue to experience cyclical fluctuations in profitability, which may affect the willingness or ability of participants in this industry to fund projects such as those for which the Company may be engaged. In addition, because a significant portion of the Company's revenues are derived from services related to deregulation and consolidation activities in the financial services industry, changes in the regulatory environment or a reduction in consolidation activity could have a material adverse effect on the Company's business, financial condition and results of operations.

CONCENTRATION OF REVENUES; DEPENDENCE ON MAJOR CUSTOMERS

     The Company has derived and expects to continue to derive a significant portion of its revenues from a relatively limited number of customers. For example, the Company's five largest customers in the first nine months of fiscal 1998 accounted for approximately 62.8% of revenues. During that same period, Associated Banc-Corp., First Security Information Technology, Inc. and NationsBank Corporation (Barnett Bank) accounted for approximately 20.2%, 12.3% and 11.7%, respectively, of revenues. In fiscal 1997, the Company's five largest customers accounted for approximately 54.0% of revenues, and during the same period First Security Information Technology, Inc. and Citizens Savings Bank & Citizens Trust Company accounted for approximately 18.8% and 12.4%, respectively, of revenues. Revenues and earnings can fluctuate from quarter to quarter based on the number of major projects engaged in by the Company and the requirements of these projects. The loss of a major customer or termination of a major project as a result of an acquisition of a customer by an organization to which the Company does not currently provide services could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company's largest customers have varied from period to period, the Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon revenues from a small number of customers. There is no assurance that the Company's major customers will continue to purchase services from the Company at current levels, if at all, or that the Company will be able to replace revenues from such customers with revenues from other customers. The loss of, or a significant reduction in revenues from, any of the Company's major customers could have a material adverse effect on its business, financial condition and results of operations. See "Business -- Customers."

MANAGEMENT OF GROWTH

     The Company is currently experiencing a period of growth which has placed, and could continue to place, a strain on the Company's financial and human resources. From December 31, 1996 through December 31, 1997, the size of the Company's staff increased from 165 to 254 full-time employees, and further significant increases are expected to occur in the foreseeable future. The Company's ability to manage its staff growth effectively will require it to continue to improve its operational, financial, and other internal systems, and to attract, train, motivate, manage and retain its employees. If the Company's management is unable to manage growth effectively or new employees are unable to achieve anticipated performance levels, the Company's business, financial condition and results of operations could be materially adversely affected. Potential investors should consider the risks, expenses and difficulties frequently encountered in connection with the operation and development of an expanding business.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon a number of key management personnel, principally its Chairman and Chief Executive Officer, Robert W. Howe, and its President and Chief Operating Officer, William H. Gallagher, the loss of either of whom could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has employment agreements with each of these individuals, and with its Senior Vice President, Finance and Administration and Chief Financial Officer, Paul K. McGrath, its Executive Vice President and Director of Operations, Peter
A. Cahill, and its Executive Vice President and Director of Business Development, David E. Olsson. The Company does not have non-competition agreements with any of its executive officers or other employees. The Company has purchased $5.5 million in key man insurance policies on the life of each of Messrs. Howe and Gallagher. See "Management -- Employment Agreements."

AVAILABILITY OF PROFESSIONAL STAFF

     The Company's business involves the delivery of professional services and is therefore labor-intensive. The Company's success will depend in large part on its ability to attract, train, motivate and retain highly skilled employees. Qualified project managers are in especially great demand and are likely to remain a limited resource for the foreseeable future. There is no assurance that the Company will continue to attract sufficient numbers of highly skilled employees and to retain its existing project managers and other senior personnel. The loss of some or all of the Company's senior staff could have a material adverse effect on its business, financial condition and results of operations, including its ability to secure and complete customer projects on a timely basis.

COMPETITION

     The IT and systems integration market, especially in the financial services industry, includes a large number of competitors and is subject to rapid technological and market changes. The Company competes for customer projects and experienced personnel with a number of companies having significantly greater financial, technical and marketing resources and revenues than the Company. Many of these competitors also have greater name recognition in the financial services industry. ADS's competitors operate in a variety of market segments including systems consulting and integration, application software, professional services (such as computer equipment companies like International Business Machines Corporation), multinational accounting firms, and general management consulting firms (such as Andersen Consulting, Computer Sciences Corporation and Electronic Data Systems Corporation). In addition, the custom software development market is highly fragmented with numerous firms, many of which focus on their respective local markets. The Company also faces competition from internal IT departments of its customers.

     The Company expects to experience increasing competition from companies offering established integration services and new service offerings and technologies. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with others, thereby increasing their ability to expand or increase their service offerings to address the needs of ADS's existing or prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Increased competition could result in lower utilization rates, billing rate reductions, fewer customer engagements, reduced gross margins, and loss of market share for the Company, any of which could materially adversely affect its business, financial condition and results of operations.

     To be successful in the future, the Company must respond promptly and effectively to customer demands, technological changes and competitors' innovations. The Company's competitors may be able to respond more quickly than the Company to new or emerging technologies and changes in customer requirements and devote greater resources to the development, promotion and sale of new service offerings to prospective customers. There is no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on its business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE

     The Company's success will depend in part on its ability to develop IT solutions that keep pace with rapid changes in computing technology, evolving industry standards and changing customer needs and preferences. In particular, the Company's future success will depend upon its ability to develop and introduce new service offerings, improve existing service offerings and develop and maintain skills necessary to keep pace with changing technologies. There is no assurance that the Company will be successful in developing, introducing and marketing such service offerings on a timely and cost-effective basis, or that such service offerings, if developed, will be accepted in the market. In addition, there is no assurance that products, technologies or service offerings developed by others will not render the Company's services uncompetitive or obsolete. The Company's failure to address these challenges could have a material adverse effect on its business, financial condition and results of operations.

RISK OF FIXED PRICE CONTRACTS

     Revenues from fixed price contracts represented approximately 11.6% and 13.9% of the Company's revenues for fiscal 1997 and for the first nine months of fiscal 1998, respectively. In the future, the Company's strategy is to increase the percentage of revenues generated by fixed price contracts. In making proposals for fixed price contracts, the Company relies on its estimated costs for completing the projects. These estimates reflect, among other factors, judgments as to the effectiveness of the Company's technology and services as applied to a particular project. Any unexpected costs or unanticipated delays in connection with the performance of fixed price contracts could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON THE YEAR 2000 MARKET

     A portion of the growth in the Company's revenues in fiscal 1997 and in the first nine months of fiscal 1998 resulted from increased demand for the Company's services relating to the diagnosis and resolution of the Year 2000 problem. Although the Company believes the market for products and services relating to the Year 2000 problem will continue to grow, there can be no assurance that this market will develop to the extent anticipated by the Company. In addition, while the Company believes that demand for Year 2000 services will continue after the turn of the century, this demand is expected to begin to diminish after the year 2000 as many Year 2000 solutions are implemented and tested. After the overall demand for Year 2000 solutions has been addressed, there is no assurance that the demand for the Company's other services will not be materially adversely affected. In addition, there is no assurance that the Company's existing and potential customers will be willing or able to allocate the resources, financial or otherwise, to address the Year 2000 problem or that existing or potential customers will understand or acknowledge the problem. Many organizations may attempt to resolve the problem internally rather than contract with outside Year 2000 service providers such as the Company. Due to these factors, the market for Year 2000 products and services is uncertain and unpredictable. If the market for the Year 2000 products and services fails to grow, or grows more slowly than anticipated, the Company's business, financial condition and results of operations could be materially adversely affected.

POTENTIAL FOR CONTRACT LIABILITY; PROJECT RISKS

     The Company's services, especially solutions addressing the Year 2000 problem, involve key aspects of customers' businesses and computer systems. Failures in a customer's system could result in a claim for substantial damages against the Company, regardless of the Company's actual responsibility for such failures. The Company attempts to limit contractually its liability for damages arising from negligent acts, errors, mistakes or omissions in rendering its services. Despite this precaution, there can be no assurance that the limitations of liability set forth in its contracts would be enforceable or would otherwise protect the Company from liability for damages. Additionally, the Company maintains general liability insurance coverage, including coverage for errors and omissions in excess of the applicable deductible amount. However, there is no assurance that such coverage will continue to be available on acceptable terms, or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage, or the occurrence of changes in the Company's insurance policies including premium increases or the imposition of large deductible or co-insurance requirements, could each have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, litigation, regardless of its outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations. Any contract liability claim or litigation against the Company could, therefore, have a material adverse effect on its business, financial condition and results of operations. Because many of the Company's projects are mission-critical projects for major financial institutions, a failure or inability to meet a customer's expectations could seriously damage the Company's reputation and affect its ability to attract new business.

CONTROL BY MANAGEMENT

     After the offering, the executive officers and directors of the Company (and their affiliates) will beneficially own approximately 71.3% of the outstanding Common Stock (approximately 68.7% if the Underwriters' over-allotment option is exercised in full). As a result, while there is no agreement among the executive officers and directors of the Company as to the voting of their Common Stock, if they vote together, they can effectively control the outcome of matters requiring a stockholder vote, including the election of directors, adopting or amending provisions of the Company's Articles of Organization and By-laws, and approving mergers or other similar transactions, such as sales of substantially all of the Company's assets. Control by the executive officers and directors could have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then current market prices. In addition, the possibility of such persons exercising such control may limit the price that certain investors may be willing to pay in the future for shares of the Company's Common Stock. Purchasers in this offering will become minority stockholders of the Company and will be unable to control the management or business policies of the Company. The Company's Articles of Organization do not provide for cumulative voting in the election of directors. See "Management" and "Principal and Selling Stockholders."

POTENTIAL ACQUISITIONS

     In the normal course of its business, the Company evaluates potential acquisitions of businesses and technologies that could complement or expand its business. Acquisitions may involve difficulties in the retention of personnel, diversion of management's attention, unexpected liabilities and tax and accounting issues. If the Company were to complete an acquisition, there is no assurance that the Company would be able to successfully integrate the acquired business or technologies into the Company's existing business and operations. In addition, there is no assurance that an acquisition of any business or technology will lead to the successful development of new service offerings, or that any such service offerings, if developed, will achieve market acceptance or be profitable. If the Company consummates one or more significant acquisitions in which the consideration consists of stock, or is financed with the net proceeds of the issuance of stock, stockholders of the Company could suffer a significant dilution of their equity interests. In addition, if the Company were to complete an acquisition to expand internationally, the Company's business may be subject to a variety of risks affecting international operations, including difficulties in collecting accounts receivable, potentially longer payment cycles, increased costs associated with maintaining international marketing efforts, currency fluctuations, exchange rates, changes in regulatory requirements, and difficulties in enforcement of contractual obligations and intellectual property rights. There is no assurance that such factors will not have a materially adverse effect on the Company's business, financial condition or results of operations.

INTELLECTUAL PROPERTY RIGHTS

     The Company's success is dependent upon certain proprietary methodologies and software tools, including its Engagement Management Methodology, Conversion Productivity Tool and Year 2000 Methodology, that it uses in providing services to customers. The Company's business also includes developing custom software for various customers. Ownership of such software is generally assigned to the customer, and the Company retains no right, title or interest in it.

     The Company relies on a combination of trade secret, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect its proprietary rights. It currently holds no patents or registered copyrights. The Company generally enters into confidentiality agreements with its consultants, customers and potential customers and limits access to and distribution of its proprietary information. While the Company does not usually enter into confidentiality agreements with its employees, such employees are generally required to sign confidentiality agreements in connection with specific client engagements. There is no assurance that these steps will be adequate to deter misappropriation of proprietary information of the Company or its customers or that it will be able to detect unauthorized use of and take appropriate steps to enforce its intellectual property rights.

     In the future, litigation may be necessary to enforce and protect the Company's trade secrets, copyrights and other intellectual property or proprietary rights. The Company may also be subject to litigation to defend against claimed infringement or to determine the scope and validity of the intellectual property or proprietary rights of others. In the event of litigation involving the Company's use of technology, the Company could be required to expend significant resources to develop non-infringing technology or to obtain licenses to technology involved in litigation. There is no assurance that the Company would be successful in any such development or that any such licenses would be available on commercially reasonable terms, if at all. Although the Company is not aware that its services, trademarks or other proprietary rights infringe the proprietary rights of others, there is no assurance that third parties will not assert infringement claims against the Company and that such claims will not result in a material adverse effect on its business, financial condition and results of operations. Any litigation concerning the Company's use of technology could result in substantial cost in defending such action and divert management's attention from the Company's operations, either of which could have a material adverse effect on its business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject it to significant liabilities, or prevent it from selling its services, any of which could have a material adverse effect on its business, financial condition and results of operations. See "Business -- Intellectual Property Rights."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the shares of the Common Stock, and there can be no assurance that an active public market for the shares of Common Stock will develop or be sustained after the offering. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the Underwriters based upon several factors. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the shares of Common Stock may be highly volatile and could be subject to wide fluctuations in response to variations in operating results, announcements of technological innovations or new services by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations that have especially affected the market prices of equity securities of many IT companies and that often have been unrelated to the operating performance of such companies or have resulted from the failure of the operating results of such companies to meet market expectations in a particular quarter. Broad market fluctuations, or any failure of the Company's operating results to meet market expectations in a particular quarter, may materially adversely affect the market price of the shares of Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of the Company's Common Stock in the public market following this offering, or the perception that such sales could occur, could materially adversely affect the prevailing market price of the Common Stock. Immediately after completion of this offering, the Company will have 12,783,830 shares of Common Stock outstanding, of which the 2,500,000 shares offered hereby will be eligible for sale without regard to volume or other limitations pursuant to Rule 144 ("Rule 144") under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined under Rule 144. The Company, its executive officers, directors and certain stockholders, who in the aggregate own beneficially 10,169,030 of the remaining outstanding shares of Common Stock and stock options exercisable for an additional 335,000 shares of Common Stock have agreed pursuant to lock-up agreements that they will not sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 180 days from the date of this Prospectus. Such agreements provide that BancAmerica Robertson Stephens may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to these lock-up agreements. Upon the expiration of these lock-up agreements, all of such outstanding shares will become immediately eligible for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144 or Rule 701 under the Securities Act. Promptly after the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 all shares of Common Stock issuable under its stock option and stock purchase plans. Shares covered by such registration statements will be eligible for sale in the public market after the effective date of such registration. In addition, the holders of 9,452,040 shares of Common Stock are entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have a material adverse effect on the market price of the Common Stock. See "Management -- Executive Compensation," and "-- Equity Plans," "Description of Capital Stock" and "Shares Eligible for Future Sale."

POTENTIAL ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER EFFECT OF ARTICLES OF ORGANIZATION AND BY-LAW PROVISIONS AND MASSACHUSETTS LAW

     Upon the closing of this offering, the Company's Board of Directors will have the authority to issue up to 1,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by the Company's stockholders. Although the Company has no current plans to issue shares of Preferred Stock, the potential issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may materially adversely affect the market price of, and the voting and other rights of the holders of, Common Stock.

     The Company's Board of Directors is divided into three classes, each of which serves for a staggered three-year term. Such staggered Board may make it more difficult for a third party to gain control of the Company's Board of Directors. In addition, certain provisions of the Company's Articles of Organization and By-laws and of Massachusetts corporate law may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). See "Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of Common Stock in this offering will experience an immediate dilution of $11.48 per share in the pro forma net tangible book value of their Common Stock from an assumed initial public offering price of $14.00 per share. Additional dilution is likely to occur upon the exercise of outstanding stock options. See "Dilution."

DISCRETIONARY USE OF PROCEEDS

     The Company has no current specific plan for the use of a significant portion of the estimated net proceeds from this offering. As a consequence, the Company's management will have the discretion to allocate a large percentage of the net proceeds to uses that stockholders may not consider desirable, and there can be no assurance that the net proceeds can or will be invested to yield a significant return. See "Use of Proceeds."

NO EXPECTATION OF DIVIDENDS

     The Company does not expect to pay cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $25,290,000, assuming an initial public offering price of $14.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company expects to use the net proceeds for general corporate purposes, including working capital. However, the Company has not allocated any specific portion of the net proceeds to such purposes, and management will have the ability to allocate such proceeds at its discretion. From time to time in the ordinary course of business, the Company evaluates the potential acquisition of businesses and technologies that complement the Company's business, for which a portion of the net proceeds may be used. Currently, the Company does not have any commitments or agreements with respect to any such acquisitions. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in interest-bearing, investment-grade securities. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

                                DIVIDEND POLICY

     In fiscal 1996 and fiscal 1997, the Company paid aggregate cash dividends of $4.0 million and $1.5 million, respectively, and on January 26, 1998, the Company paid aggregate cash dividends of $3.0 million, in each case to holders of the Company's Special Common Stock and Common Stock. The Company does not anticipate that it will pay any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements of the Company, business conditions and contractual restrictions on payment of dividends, if any.

                                 CAPITALIZATION

     The following table sets forth as of December 31, 1997 (i) the actual capitalization of the Company; (ii) the pro forma capitalization of the Company after giving effect to the conversion into Common Stock of all of the outstanding shares of Special Common Stock and Class A Common Stock upon the closing of this offering, and (iii) the as adjusted capitalization of the Company after giving effect to the sale by the Company of 2,000,000 shares of Common Stock at an assumed initial public offering price of $14.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                      DECEMBER 31, 1997
                                                              ----------------------------------
                                                              ACTUAL    PRO FORMA    AS ADJUSTED
                                                              ------    ---------    -----------
                                                                        (IN THOUSANDS)
Stockholders' equity:
Common Stock, $.01 par value; 11,746,840 shares authorized,
  6,847,960 shares issued and outstanding, actual;
  60,000,000 shares authorized, 10,670,840 issued and
  outstanding, pro forma; 60,000,000 shares authorized,
  12,670,840 shares issued and outstanding, as adjusted.....  $   68     $  107        $   127
Class A Common Stock, $.01 par value; 1,694,800 shares
  authorized, 830,800 shares issued and outstanding, actual;
  no shares issued and outstanding, pro forma and as
  adjusted(1)...............................................       8         --             --
Special Common Stock, $.01 par value; 3,104,080 shares
  authorized, 3,104,080 shares issued and outstanding,
  actual; no shares issued and outstanding, pro forma and as
  adjusted..................................................      31         --             --
Preferred Stock, $.01 par value; no shares authorized,
  actual; 1,000,000 shares authorized, no shares issued and
  outstanding, pro forma and as adjusted....................      --         --             --
Additional paid-in capital..................................   2,058      2,058         27,328
Retained earnings...........................................   4,734      4,734          4,734
Less treasury Class A Common Stock at cost,
  112,000 shares............................................     (25)       (25)           (25)
  Total stockholders' equity................................   6,874      6,874         32,164
                                                              ------     ------        -------
          Total capitalization..............................  $6,874     $6,874        $32,164
                                                              ======     ======        =======

---------------
(1) Does not include 376,000 shares of Class A Common Stock issuable at a weighted average exercise price of $0.91 per share upon exercise of stock options outstanding as of December 31, 1997 under the Company's stock option and stock purchase plans, all of which were then exercisable, and an additional 2,000,000 shares reserved for future grants under the Company's stock option and stock purchase plans. See "Management -- Director Compensation" and "-- Equity Plans" and Notes 10-12 of Notes to Consolidated Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company as of December 31, 1997, assuming the conversion into Common Stock of all outstanding shares of Special Common Stock and Class A Common Stock, was $6,651,000, or $0.62 per share of Common Stock. Pro forma net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding on a pro forma basis at that date.

     After giving effect to the sale of the 2,000,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $14.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company as of December 31, 1997 would have been approximately $31,941,000, or $2.52 per share. This represents an immediate increase in net tangible book value of $1.90 per share to existing stockholders and an immediate dilution of $11.48 per share to new investors in this offering. The following table illustrates this per share dilution.

Assumed initial public offering price per share.............           $14.00
     Pro forma net tangible book value per share as of
      December 31, 1997.....................................  $ 0.62
     Increase per share attributable to new investors.......    1.90
                                                              ------
Pro forma as adjusted net tangible book value per share
  after this offering.......................................             2.52
                                                                       ------
Dilution per share to new investors.........................           $11.48
                                                                       ======

     The following table summarizes on a pro forma basis as of December 31, 1997 the differences between the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price paid per share by existing stockholders and by the new investors.

                             SHARES PURCHASED(1)     TOTAL CONSIDERATION
                             --------------------   ---------------------   AVERAGE PRICE
                               NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                             ----------   -------   -----------   -------   -------------
Existing stockholders(1)...  10,670,840     84.2%   $ 1,755,000      5.9%      $ 0.16
New investors..............   2,000,000     15.8     28,000,000     94.1       $14.00
                             ----------    -----    -----------    -----
          Total............  12,670,840    100.0%   $29,755,000    100.0%
                             ==========    =====    ===========    =====

------------
(1) Sales by the Selling Stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to 10,170,840 shares or 80.3% (9,795,840 shares or 77.3% if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock to be outstanding after this offering, and will increase the number of shares held by new investors to 2,500,000 shares or 19.7% (2,875,000 shares or 22.7% if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock to be outstanding after this offering. See "Principal and Selling Stockholders."

     The calculation of pro forma net tangible book value and the other computations above assume no exercise of stock options outstanding as of December 31, 1997. As of December 31, 1997, there were options outstanding to purchase a total of 376,000 shares of Class A Common Stock at a weighted average exercise price of $0.91 per share. To the extent that any of these options are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- Equity Plans," "Description of Capital Stock," "Shares Eligible for Future Sale" and Notes 10-12 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data as of March 31, 1996 and March 31, 1997 and for the fiscal years ended March 31, 1995, 1996 and 1997, have been derived from the Company's Consolidated Financial Statements, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The selected financial data as of March 31, 1993, 1994 and 1995 and for the fiscal years ended March 31, 1993 and March 31, 1994 have been derived from financial statements which have been audited. The selected financial data as of December 31, 1997 and for the nine months ended December 31, 1996 and 1997 are derived from unaudited Consolidated Financial Statements included elsewhere in the Prospectus which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial data of such periods. The results of the operations for the nine months ended December 31, 1997 are not necessarily indicative of the results to be expected for the full year or any future period. This data should be read in connection with the Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                                         NINE MONTHS ENDED
                                                     YEAR ENDED MARCH 31,                   DECEMBER 31,
                                        ----------------------------------------------   ------------------
                                         1993     1994      1995      1996      1997      1996       1997
                                        ------   -------   -------   -------   -------   -------    -------
                                                                  (IN THOUSANDS)
CONSOLIDATED STATEMENTS OF INCOME DATA:
Revenues..............................  $9,504   $11,872   $14,624   $20,052   $23,843   $17,158    $28,219
Cost of revenues......................   6,301     8,020     9,570    12,377    15,218    11,258     16,252
                                        ------   -------   -------   -------   -------   -------    -------
Gross profit..........................   3,203     3,852     5,054     7,675     8,625     5,900     11,967
Operating expenses:
  Sales and marketing.................     383       592       683     1,173     1,493     1,050      2,147
  General and administrative..........   2,107     2,578     2,835     3,875     3,947     2,740      4,274
                                        ------   -------   -------   -------   -------   -------    -------
     Total operating expenses.........   2,490     3,170     3,518     5,048     5,440     3,790      6,421
                                        ------   -------   -------   -------   -------   -------    -------
Income from operations................     713       682     1,536     2,627     3,185     2,110      5,546
Interest income.......................      21        39       129       199       120        78        109
Interest expense......................     (61)      (25)       (4)       (2)       (5)       (4)        (4)
                                        ------   -------   -------   -------   -------   -------    -------
Income from continuing operations
  before provision for income taxes
  and minority interest...............     673       696     1,661     2,824     3,300     2,184      5,651
Provision for income taxes............     294       375       691     1,261     1,359       900      2,374
                                        ------   -------   -------   -------   -------   -------    -------
Income from continuing operations.....     379       321       970     1,563     1,941     1,284      3,277
Discontinued operations, net of tax...     812     1,483     1,245       780       100       100         --
Minority interest.....................    (136)     (406)      (84)       --        --        --         --
                                        ------   -------   -------   -------   -------   -------    -------
Net income............................  $1,055   $ 1,398   $ 2,131   $ 2,343   $ 2,041   $ 1,384    $ 3,277
                                        ======   =======   =======   =======   =======   =======    =======

Pro forma earnings per common share(1):
  Income from continuing operations...............................             $  0.19              $  0.32
  Discontinued operations, net of tax.............................                0.01
                                                                               -------              -------
Net income........................................................             $  0.20              $  0.32
                                                                               =======              =======
Pro forma earnings per common share -- assuming dilution(1):
  Income from continuing operations...............................             $  0.19              $  0.31
  Discontinued operations, net of tax.............................                0.01
                                                                               -------              -------
Net income........................................................             $  0.20              $  0.31
                                                                               =======              =======

                                                            MARCH 31,
                                          ----------------------------------------------    DECEMBER 31,
                                           1993      1994      1995      1996      1997         1997
                                          ------    ------    ------    ------    ------    ------------
                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents...............  $1,583    $2,718    $4,436    $2,231    $2,653       $5,355
Working capital.........................   2,842     4,458     6,595     4,641     5,069        5,868
Total assets............................   8,451     7,653     9,196     7,470     8,201       13,900
Total stockholders' equity..............  $3,403    $4,801    $6,932    $5,275    $5,816       $6,874

---------------
(1) See Note 2 of Notes to Consolidated Financial Statements for information concerning the calculation of pro forma earnings per common share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

     ADS provides IT strategy consulting and systems integration services to customers exclusively in the financial services industry, primarily banks. The Company's service offerings are organized around five practice areas: IT Strategy Consulting, Consolidations and Conversions, Year 2000 Resolution, Application Outsourcing, and Electronic Commerce and Home Banking.

     The Company was organized in Massachusetts in 1980 to provide consulting services to banks and bank service bureaus. In 1990, the Company acquired a majority of the outstanding common stock of Data Management Systems, Inc. ("DMS"), a bank service bureau. In fiscal 1992, the Company sold the item processing division of DMS and in fiscal 1995, the Company purchased the remaining minority interest in DMS. Later in fiscal 1995, the Company approved a plan to sell DMS's remaining business line, the on-line processing division. Accordingly, the results of operations of the on-line processing division are included as discontinued operations in the Company's consolidated financial statements for fiscal 1995, 1996 and 1997 and the nine months ended December 31, 1996. See Note 6 of Notes to Consolidated Financial Statements.

     The Company's revenues are derived primarily from professional fees billed to customers on a time and materials or, in certain instances, on a fixed price basis. Included in revenues are reimbursable contract-related travel and entertainment expenses which are separately billed to clients. Substantially all of the Company's contracts, other than fixed price contracts, are terminable by the customer following limited notice and without significant penalty to the customer. Time and materials revenues are recognized as services are performed. Fixed price revenues are recognized using the percentage-of-completion method based on the ratio of costs incurred to total estimated project costs. The Company's strategy is to increase in future years the percentage of revenues represented by fixed price contracts. Any unexpected costs or unanticipated delays in connection with the performance of fixed price contracts could have a material adverse effect on the Company's business, financial condition and results of operations. The cumulative impact of any revisions to the estimate of the percentage-of-completion of any fixed price contract is reflected in the quarter in which such impact becomes known.

     Revenues from the Company's five largest customers in fiscal 1995, 1996 and 1997 were 74.4%, 66.0% and 54.0%, respectively, as a percentage of revenues. Revenues from the Company's five largest customers for the nine months ended December 31, 1996 and 1997 were 59.2% and 62.8%, respectively, as a percentage of revenues. In fiscal 1995, Citizens Savings Bank & Citizens Trust Company, Manufacturers and Traders Trust Company and Fleet Services Corporation accounted for approximately 26.4%, 16.9% and 15.8%, respectively, of revenues. In fiscal 1996, Citizens Savings Bank & Citizens Trust Company and Fleet Services Corporation accounted for approximately 22.0% and 18.1%, respectively, of revenues. In fiscal 1997, First Security Information Technology, Inc. and Citizens Savings Bank & Citizens Trust Company accounted for approximately 18.8% and 12.4%, respectively, of revenues. For the nine months ended December 31, 1996, First Security Information Technology, Inc. and Citizens Savings Bank & Citizens Trust Company accounted for approximately 18.6% and 17.2%, respectively, of revenues. For the nine months ended December 31, 1997, Associated Banc-Corp., First Security Information Technology, Inc. and NationsBank Corporation (Barnett Bank) accounted for approximately 20.2%, 12.3% and 11.7%, respectively, of revenues. See "Risk Factors -- Concentration of Revenues; Dependence on Major Customers." Substantially all of the Company's revenues are derived from customers located in North America.

     Cost of revenues consists primarily of salaries and employee benefits for personnel dedicated to customer assignments, fees paid to subcontractors for work performed in connection with customer assignments and reimbursable contract-related travel and entertainment expenses incurred by the Company in connection with the delivery of its services. Customer project margins and personnel utilization percentages are the most significant variables in determining the Company's income from continuing operations. ADS manages its personnel utilization rates by monitoring its personnel needs and generally adjusts personnel levels based on specific project requirements. The number of staff assigned to particular projects may vary widely depending on the size, duration, degree of completion and complexity of each engagement. Delays in project completion and in implementation may result in periods when personnel are not assigned to active projects and, accordingly, result in lower average utilization rates during such periods, which could have a materially adverse effect on the Company's operating results. In addition, the Company must maintain appropriate numbers of senior professionals both to oversee existing engagements and for business development activities.

     Sales and marketing expenses consist primarily of salaries, employee benefits, travel expenses and promotional costs. General and administrative expenses consist primarily of expenses associated with the Company's management, finance and administrative groups, including recruiting, training, depreciation and amortization, and occupancy costs.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain financial data as a percentage of revenues:

                                                                                   NINE MONTHS
                                                                                      ENDED
                                                  YEAR ENDED MARCH 31,            DECEMBER 31,
                                          -------------------------------------   -------------
                                          1993    1994    1995    1996    1997    1996    1997
                                          -----   -----   -----   -----   -----   -----   -----
Revenues................................  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%
Cost of revenues........................   66.3    67.6    65.4    61.7    63.8    65.6    57.6
                                          -----   -----   -----   -----   -----   -----   -----
Gross profit............................   33.7    32.4    34.6    38.3    36.2    34.4    42.4
Operating expenses:
  Sales and marketing...................    4.0     5.0     4.7     5.9     6.3     6.1     7.6
  General and administrative............   22.2    21.7    19.4    19.3    16.6    16.0    15.1
                                          -----   -----   -----   -----   -----   -----   -----
     Total operating expenses...........   26.2    26.7    24.1    25.2    22.9    22.1    22.7
                                          -----   -----   -----   -----   -----   -----   -----
Income from operations..................    7.5     5.7    10.5    13.1    13.3    12.3    19.7
Interest income.........................    0.2     0.3     0.9     1.0     0.5     0.4     0.3
Interest expense........................   (0.6)   (0.2)     --      --      --      --      --
                                          -----   -----   -----   -----   -----   -----   -----
Income from continuing operations before
  provision for income taxes and
  minority interest.....................    7.1     5.8    11.4    14.1    13.8    12.7    20.0
Provision for income taxes..............    3.1     3.1     4.8     6.3     5.7     5.2     8.4
                                          -----   -----   -----   -----   -----   -----   -----
Income from continuing operations.......    4.0     2.7     6.6     7.8     8.1     7.5    11.6
Discontinued operations, net of tax.....    8.5    12.5     8.5     3.9     0.5     0.6      --
Minority interest.......................   (1.4)   (3.4)   (0.6)     --      --      --      --
                                          -----   -----   -----   -----   -----   -----   -----
Net income..............................   11.1%   11.8%   14.5%   11.7%    8.6%    8.1%   11.6%
                                          =====   =====   =====   =====   =====   =====   =====

NINE MONTHS ENDED DECEMBER 31, 1997 AND 1996

  Revenues

     Revenues for the first nine months of fiscal 1998 increased 64.4% over the comparable period of fiscal 1997, from $17.2 million to $28.2 million. This increase was primarily due to an increase in volume of services delivered to customers and an increase in the average billing rate.

  Cost of Revenues

     Cost of revenues increased 44.3% from $11.3 million for the first nine months of fiscal 1997, to $16.3 million for the comparable period of fiscal 1998, representing 65.6% and 57.6% of revenues, respectively. The dollar increase in cost of revenues was primarily due to an increase in billable personnel from 139 at December 31, 1996 to 219 at December 31, 1997. The decrease in cost of revenues as a percentage of revenues is due to increased utilization rates and billing rate increases.

  Sales and Marketing

     Sales and marketing expenses increased 104.5% from $1.1 million for the first nine months of fiscal 1997 to $2.1 million for the comparable period of fiscal 1998, representing 6.1% and 7.6% of revenues, respectively. This increase resulted primarily from the Company's decision to expand its sales and marketing group from 4 employees at December 31, 1996 to 13 employees at December 31, 1997. The Company expects its sales and marketing expenses to increase in absolute dollars as the Company adds sales and marketing staff.

  General and Administrative

     General and administrative expenses increased 56.0% from $2.7 million for the first nine months of fiscal 1997 to $4.3 million for the comparable period of fiscal 1998, representing 16.0% and 15.1% of revenues, respectively. This increase is primarily due to increases in recruiting, occupancy and equipment costs to support the Company's expansion. The Company expects that general and administrative expenses will increase in absolute dollars as personnel and facilities are added to support the Company's growth and as the Company incurs costs associated with being a public company.

  Income Tax Provision

     The income tax provision pertaining to continuing operations increased 163.8% from $0.9 million for the first nine months of fiscal 1997 to $2.4 million for the comparable period of fiscal 1998, resulting in effective tax rates of 41.2% and 42.0%, respectively. The Company's effective tax rate may vary from period to period based on its expansion into areas with varying country, state and local statutory income tax rates. See Note 8 of Notes to Consolidated Financial Statements.

YEARS ENDED MARCH 31, 1997 AND 1996

  Revenues

     Revenues increased 18.9% for fiscal 1997 over fiscal 1996, from $20.1 million to $23.8 million. This increase was principally due to an increase in volume of services delivered to customers and an increase in the average billing rate.

  Cost of Revenues

     Cost of revenues increased 22.9% from $12.4 million for fiscal 1996 to $15.2 million for fiscal 1997, representing 61.7% and 63.8% of revenues, respectively. The dollar increase was primarily due to increased reimbursable expenses and, to a lesser extent, an increase in the average number of billable personnel in fiscal 1997 compared to fiscal 1996. Cost of revenues as a percentage of revenues for fiscal 1997 increased primarily due to a decrease in utilization rates.

  Sales and Marketing

     Sales and marketing expenses increased 27.3% from $1.2 million for fiscal 1996 to $1.5 million for fiscal 1997, representing 5.9% and 6.3% of revenues, respectively. Sales and marketing expenses increased primarily as a result of the Company's decision to expand its sales and marketing group, which grew from 5 employees at the end of fiscal 1996 to 13 employees at the end of fiscal 1997.

  General and Administrative

     General and administrative expenses remained constant at $3.9 million for fiscal 1996 and 1997, representing 19.3% and 16.6% of revenues, respectively. The decrease in general and administrative expenses as a percentage of revenues reflects the increase in revenues for fiscal 1997 compared to fiscal 1996.

  Income Tax Provision

     The income tax provision pertaining to continuing operations increased 7.8% from $1.3 million in fiscal 1996 to $1.4 million for fiscal 1997, resulting in effective tax rates of 44.7% and 41.2%, respectively. The decrease in the effective tax rate is primarily due to differences in applicable state income tax rates. See Note 8 of Notes to Consolidated Financial Statements.

YEARS ENDED MARCH 31, 1996 AND 1995

  Revenues

     Revenues increased 37.1% for fiscal 1996 over fiscal 1995 from $14.6 million to $20.1 million. This increase is principally due to an increase in volume of services delivered to customers and an increase in the average billing rate.

  Cost of Revenues

     Cost of revenues increased 29.3% from $9.6 million for fiscal 1995 to $12.4 million for fiscal 1996, representing 65.4% and 61.7% of revenues, respectively. The dollar increase in such costs in fiscal 1995 and 1996 was primarily due to an increase in billable personnel from 122 at the end of fiscal 1995 to 145 at the end of fiscal 1996. Cost of revenues as a percentage of revenues for fiscal 1996 compared to fiscal 1995 decreased primarily due to an increase in utilization rates.

  Sales and Marketing

     Sales and marketing expenses increased 71.7% from $0.7 million for fiscal 1995 to $1.2 million for fiscal 1996, representing 4.7% and 5.9% of revenues, respectively. Sales and marketing expenses increased primarily as a result of increased bonus and commission payments to the Company's sales and marketing group.

  General and Administrative

     General and administrative expenses increased 36.7% from $2.8 million for fiscal 1995 to $3.9 million for fiscal 1996, representing 19.4% and 19.3% of revenues, respectively. The increase in the absolute amounts is due to increases in recruiting, occupancy and depreciation expense resulting from the Company's expansion.

  Income Tax Provision

     The income tax provision pertaining to continuing operations increased 82.5% from $0.7 million for fiscal 1995 to $1.3 million for fiscal 1996, resulting in effective tax rates of 41.6% and 44.7%, respectively. The increase in the effective tax rate is primarily due to differences in applicable state income tax rates. See Note 8 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited quarterly statements of income data in absolute terms and as a percentage of revenues for each of the periods indicated. In the opinion of management, this information has been prepared on the same basis as the audited financial statements appearing elsewhere in this Prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the audited Consolidated Financial Statements and Notes thereto. The operating results for any quarter are not necessarily indicative of results of any future period.

                                                                          QUARTER ENDED
                                                  -------------------------------------------------------------
                                                   JUNE    SEPT.     DEC.    MARCH     JUNE    SEPT.     DEC.
                                                   1996     1996     1996     1997     1997     1997     1997
                                                  ------   ------   ------   ------   ------   ------   -------
                                                                         (IN THOUSANDS)
Revenues........................................  $5,588   $5,763   $5,807   $6,685   $8,231   $9,118   $10,870
Cost of revenues................................   3,627    3,748    3,883   3,960     4,751    5,265     6,236
                                                  ------   ------   ------   ------   ------   ------   -------
Gross profit....................................   1,961    2,015    1,924   2,725     3,480    3,853     4,634
Operating expenses:
  Sales and marketing...........................     291      324      435     443       579      685       883
  General and administrative....................     972      843      925   1,207     1,275    1,384     1,615
                                                  ------   ------   ------   ------   ------   ------   -------
    Total operating expenses....................   1,263    1,167    1,360   1,650     1,854    2,069     2,498
                                                  ------   ------   ------   ------   ------   ------   -------
Income from operations..........................     698      848      564   1,075     1,626    1,784     2,136
Interest income.................................      18       24       36      42        28       29        52
Interest expense................................      (2)      (1)      (1)     (1)       (2)      (1)       (1)
                                                  ------   ------   ------   ------   ------   ------   -------
Income from continuing operations before
  provision for income taxes....................     714      871      599   1,116     1,652    1,812     2,187
Provision for income taxes......................     294      359      247     459       694      761       919
Discontinued operations, net of tax.............     100       --       --      --        --       --        --
                                                  ------   ------   ------   ------   ------   ------   -------
Net income......................................  $  520   $  512   $  352   $ 657    $  958   $1,051   $ 1,268
                                                  ======   ======   ======   ======   ======   ======   =======



Revenues........................................   100.0%   100.0%   100.0%  100.0%    100.0%   100.0%    100.0%
Cost of revenues................................    64.9     65.0     66.9    59.2      57.7     57.7      57.4
                                                  ------   ------   ------   ------   ------   ------   -------
Gross profit....................................    35.1     35.0     33.1    40.8      42.3     42.3      42.6
Operating expenses:
  Sales and marketing...........................     5.2      5.6      7.5     6.6       7.0      7.5       8.1
  General and administrative....................    17.4     14.7     15.9    18.1      15.5     15.2      14.9
                                                  ------   ------   ------   ------   ------   ------   -------
    Total operating expenses....................    22.6     20.3     23.4    24.7      22.5     22.7      23.0
                                                  ------   ------   ------   ------   ------   ------   -------
Income from operations..........................    12.5     14.7      9.7    16.1      19.8     19.6      19.6
Interest income.................................     0.3      0.4      0.6     0.6       0.3      0.3       0.5
Interest expense................................      --       --       --      --        --       --        --
                                                  ------   ------   ------   ------   ------   ------   -------
Income from continuing operations before
  provision for income taxes....................    12.8     15.1     10.3    16.7      20.1     19.9      20.1
Provision for income taxes......................     5.3      6.2      4.2     6.9       8.4      8.4       8.4
Discontinued operations, net of tax.............     1.8       --       --      --        --       --        --
                                                  ------   ------   ------   ------   ------   ------   -------
Net income......................................     9.3%     8.9%     6.1%    9.8%     11.7%    11.5%     11.7%
                                                  ======   ======   ======   ======   ======   ======   =======

     The Company's revenues increased in each of the seven quarters presented primarily due to increases in the volume of services delivered to customers and to increases in the average billing rate. Cost of revenues increased in absolute terms due to an increased number of project personnel to support an increased number of projects. Cost of revenues as a percentage of revenues decreased significantly in the last several quarters, reflecting revenue growth as well as higher utilization rates and an increase in the average billing rate.

     Variability in utilization rates for project personnel has resulted in some quarterly fluctuations in project personnel costs as a percentage of revenues. For the quarters ended June 30, September 30, and December 31, 1996, utilization rates were lower because of a decrease in the number of billable hours caused by the loss of a major customer, which negatively impacted gross margins. For the quarters ended March 31, June 30, September 30, and December 31, 1997, utilization rates, the average billing rate and the number of billable hours all increased over the prior three quarters. In the future, utilization rates and gross margins may vary from quarter to quarter based on a number of factors, including training schedules, vacation and holiday schedules, recruiting requirements, customer start-up of new projects and other administrative requirements of existing project personnel.

     Sales and marketing expenses generally increased in the seven quarters presented as the Company expanded its sales and marketing staff. General and administrative expenses have fluctuated in absolute terms from quarter to quarter and at times as a percentage of revenues.

     Variations in the Company's revenues and operating results have occurred from quarter to quarter and may continue to occur as a result of a number of factors. Quarterly revenues and operating results can depend on the number, size and scope of customer projects commenced and completed during a quarter, employee utilization rates, billing rates, the number of working days in a quarter, the timing of introduction of new service offerings, both by the Company and its competitors, changes in pricing, both by the Company and its competitors, and general economic conditions. The timing of revenues is difficult to forecast because the Company's sales cycle is relatively long and may depend on factors such as the size and scope of projects or other factors that adversely impact the financial services industry and general economic conditions.

     Because a high percentage of the Company's expenses are relatively fixed, a variation in the timing of the initiation or the completion of customer projects, particularly at or near the end of a quarter, can cause significant variations in operating results from quarter to quarter and could result in losses. The Company attempts to manage its personnel utilization rates by closely monitoring project timetables and staffing requirements for new projects. While professional staff must be adjusted to reflect active projects, the Company must maintain a sufficient number of senior professionals to oversee existing customer projects and participate with the Company's sales force in securing new customer projects. In addition, the Company expects to increase its operating expenses by increasing its staff. The Company expects to experience a significant time lag between the date professional staff are hired and the date such personnel become fully productive. The rate at which new professional staff become productive could cause material fluctuations in quarterly results of operations. Furthermore, to the extent such increased operating expenses precede or are not subsequently followed by increased revenues, the Company's business, financial condition and results of operations could be materially adversely affected. In addition, many of the Company's projects are, and may be in the future, terminable without customer penalty. An unanticipated termination of a major project or loss of a major customer could require the Company to maintain or terminate underutilized employees, resulting in a higher than expected number of unassigned persons or higher than expected severance expenses.

     Due to all of the foregoing factors, it is possible that in some future periods the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially adversely affected. See "Risk Factors -- Variability of Quarterly Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its operations principally from cash flow from operations and, to a lesser extent, from the private sale of equity securities. In 1988, General Atlantic Partners II, L.P. purchased 3,104,080 shares from the Company and certain stockholders for an aggregate purchase price of approximately $2.8 million, of which approximately $1.4 million was paid to the Company.

     The Company has no long-term debt and continues to operate primarily debt-free. Working capital increased to $5.9 million at December 31, 1997 compared to $5.0 million at March 31, 1997. This increase was due primarily to an increase in accounts receivable and proceeds from the exercise of stock options partially offset by cash used for capital expenditures to support new employees and the growth of the Company. On January 28, 1998, the Company paid an aggregate $3.0 million in dividends on its Common Stock and Special Common Stock. Net cash provided by operating activities for fiscal 1997 was approximately the same as for fiscal 1996 and was $0.4 million less than in fiscal 1995.

     Capital expenditures of approximately $0.1 million, $0.2 million and $0.2 million, for fiscal 1995, 1996, and 1997, respectively, and $0.4 million for the nine months ended December 31, 1997, were used principally for computer equipment to upgrade employee workstations and leasehold improvements related to the Company's growth. Capital expenditures for the remainder of fiscal 1998 and for fiscal 1999 are expected to be approximately $0.2 million and $0.9 million, respectively, and will be used principally for computer and other equipment.

     The Company believes that proceeds from the sale of the Common Stock offered hereby together with cash provided from operations will be sufficient to meet the Company's working capital and capital expenditure requirements for at least the next 12 months. To the extent the Company is unable to fund its operations from cash flows, the Company may need to obtain financing from external sources in the form of either additional equity or indebtedness. There can be no assurance that additional financing will be available at all, or that, if available, such financing will be obtainable on terms favorable to the Company.

     To date, inflation has not had a material impact on the Company's financial results.

IMPACT OF YEAR 2000

     The Company has installed Year 2000 compliant software in many of its major systems. The Company is in the process of either modifying or replacing software used in the Company's systems. The cost of these efforts is not expected to be material. The Company presently believes that the Year 2000 issue will not pose significant operational problems. However, Year 2000 issues could have a significant impact on the Company's operations and its financial results if modifications cannot be completed on a timely basis, unforeseen needs or problems arise, or the systems operated by its customers, vendors or subcontractors are not Year 2000 compliant.

                                    BUSINESS

OVERVIEW

     Atlantic Data Services, Inc. ("ADS" or the "Company") provides information technology ("IT") strategy consulting and systems integration services to customers exclusively in the financial services industry, primarily banks. ADS offers rapid, cost-effective IT solutions to the business challenges faced by financial services companies through its in-depth financial services experience, technological expertise and project management skills. The Company's service offerings are organized around five practice areas: IT Strategy Consulting, Consolidations and Conversions, Year 2000 Resolution, Application Outsourcing, and Electronic Commerce and Home Banking. Since its founding in 1980, ADS has developed an in-depth knowledge of the banking and financial services industry and of its changing market and technology dynamics.

     The Company markets and sells its services directly through its professional sales staff and senior management. The Company's customers include ABN-AMRO Information Technology Services, Associated Banc-Corp., BankBoston, N.A., Canadian Imperial Bank of Commerce, Citizens Savings Bank & Citizens Trust Company, Fleet Services Corporation, National City Corporation, NationsBank Corporation (Barnett Bank) and SunTrust Services Corp.

INDUSTRY BACKGROUND

     Deregulation and consolidation in the financial services industry are rapidly reshaping the business environment and causing significant changes in the ways large banks operate and compete. These industry trends have allowed banks to dramatically expand their service offerings to include products and services competing with mutual funds, brokerage services, insurance offerings and investment banking services. The development, customization and integration of these new service offerings have challenged and strained banks' internal IT capabilities and resources. Deregulation in the financial services industry has also resulted in the entry of new competitors offering products and services traditionally marketed by banks, resulting in increased competition and margin pressure. Consolidation, which has been driven in part by deregulation, has forced banks to focus on the successful integration of acquisitions and consolidation of redundant operations to meet their strategic objectives and increase profitability.

     At the same time that they are addressing the challenges of deregulation and consolidation, banks have increasingly focused on the widespread deployment of technologies to reduce costs and deliver new products and services. Banks rely primarily on centralized mainframe or minicomputer systems and have large legacy applications that must be regularly maintained and supported. While maintaining these large and complex systems, banks are also integrating newer technologies, including distributed architecture and client/server technologies. This trend has forced banks to rapidly adopt new technologies from multiple vendors and implement complex hardware, software and networking solutions throughout their organizations to remain competitive. In addition, diagnosing and designing solutions to manage and solve Year 2000 problems and the advent of the new European Monetary Union have added to the already large number of complex projects facing banks' overburdened internal IT staffs.

     The onset of the electronic marketplace has also forced banks to expand traditional customer delivery channels to include automated teller machines, telephone banking, and home banking via personal computers and the Internet to meet changing customer needs. These changing delivery channels and customer preferences have also caused banks to significantly change their business practices in addition to expanding their technology infrastructure.

     The business challenges created by deregulation and consolidation coupled with the need to maintain existing systems, incorporate new technologies and meet changing customer preferences have forced banks to turn to third party IT providers for assistance in developing IT solutions to meet their changing needs. Industry sources estimate that total expenditures for IT services, consisting of consulting and education, systems integration and development and systems management services, in the financial services market were approximately $5.5 billion in 1996 and will reach approximately $9.5 billion by the year 2000. This represents a compound annual growth rate of approximately 14.7% between 1996 and 2000.

     Designing, developing, implementing and maintaining IT solutions that address the challenges faced by banks requires highly skilled professionals trained in diverse technologies and business practices. Many banks are reluctant to expand their IT departments through additional staffing, especially at a time when they are seeking to minimize fixed costs and reduce workforces. Because of the critical importance of their IT systems, banks seek to engage service providers who have in-depth knowledge of their IT systems and business processes and who can assume responsibility for project management and delivery. IT consultants working with banks must also possess experience in the financial services industry and be fluent in both traditional legacy systems and newer technologies. However, there is a shortage of professionals who have this combination of skills. While many banks are concluding that using outside specialists enables them to develop better IT solutions in less time and to reduce implementation risks, most IT consulting firms do not have the specialized knowledge of the financial services industry necessary to assist banks in rapidly and cost-effectively meeting their business challenges.

THE ADS SOLUTION

     ADS provides rapid, cost-effective IT solutions to the business challenges faced by financial services companies through its in-depth financial services experience, technological expertise and project management skills. The Company's service offerings are organized around five practice areas: IT Strategy Consulting, Consolidations and Conversions, Year 2000 Resolution, Application Outsourcing, and Electronic Commerce and Home Banking. ADS enables its customers to leverage their existing IT systems and personnel to compete more effectively, to rapidly assimilate changing technologies and to meet their evolving business needs in a timely and cost-effective manner. The main elements of the ADS solution include:

     In-depth Knowledge of the Financial Services Industry. Since its founding in 1980, ADS has developed an in-depth knowledge of the financial services industry and of the changing market and technology dynamics in that industry. Further, ADS has accumulated expertise in many areas of business operations in the banking environment as well as a broad knowledge of the multiple products and services offered by large banks. ADS currently works with banks having from $10 billion to over $150 billion in assets and understands the full range of business and technological challenges banks face as they grow in size and complexity. As a result, the Company can offer its customers scaleable solutions as they change and expand and can help them evaluate and restructure their operations, practices, activities and, in some cases, policies to compete more effectively.

     Highly Developed Project Management Skills. The Company works closely with its customers' management and IT personnel from diagnostic and strategic planning through project completion. Each project team is staffed with experienced IT professionals who, in addition to their knowledge of the banking industry, have comprehensive business, functional and technical expertise. Every engagement is headed by an experienced project manager who takes ownership and accountability for the project and manages the project team to meet the customer's goals on-time, within budget and according to agreed specifications. In addition, the project manager provides concise and timely updates on the project's status to the customer's management and IT personnel.

     Expertise in Multiple Technologies. Banks' information and operating systems are complex and fully integrated into all facets of banks' daily operations. As a result, IT consultants working in financial services must have enterprise-wide knowledge of a bank's IT systems and operations to design and integrate new components. The Company's IT professionals have extensive experience in the diverse technical environments, legacy hardware platforms, programming languages, and software used by banks, as well as newer technologies including client/server applications and the Internet. In addition, the Company has accumulated expertise on technologies specific to banks' products and services including automated teller, electronic funds transfer and item processing systems. Because of its in-depth technical knowledge, ADS can help customers select the best business solutions tailored to their specific technological needs.

     Proprietary Methodologies and Tools. The Company applies its proprietary Engagement Management Methodology to each customer project across all its practice areas. This methodology allows ADS's professional staff to focus on project management, project control and reporting, and a phased implementation that is designed to ensure that customer projects are completed on time, within budget, and according to agreed specifications. This methodology also allows the Company to deliver its services in a consistent manner across all levels of its organization. To further increase productivity and efficiency, the Company has developed additional proprietary tools and methodologies such as the Conversion Productivity Tool and the Year 2000 Methodology. The Company's tools and methodologies are used at customer locations and are designed to reduce the risks inherent in complex systems implementations.

     Geographically Distributed Organization. The Company's professional staff is located throughout the United States. The Company works closely with its customers to determine the appropriate resources and staffing to assign to customers' projects. Once the project parameters are defined and the geographic locations are identified, ADS is able to rapidly deploy its staff from throughout the United States to meet a customer's needs. The appropriate project team is assigned to the customer's site(s) to operate on the project in tandem with the customer's staff. The Company facilitates this operational model by investing in software, hardware and infrastructure to support its employees' remote access to the Company's internal information systems.

STRATEGY

     The Company seeks to become the leading IT consulting and systems integration service provider in the financial services industry. Key elements of this strategy include:

     Establish Long-Term Relationships with Customers. A key component of ADS's strategy is the development of long-term relationships with customers, particularly large banks that are expanding their operations and their service offerings. ADS partners with its customers by working on a consultative basis to understand their business needs, by working closely with their management and IT staff to achieve consensus on solution strategies, and by delivering customized solutions on time, within budget and according to agreed specifications. ADS believes this strategy will allow it to expand the length and scope of its customer engagements and to grow with its customers' requirements.

     Leverage Customer Base. The Company believes that as banks expand their product lines into brokerage, insurance, Internet banking and other areas, additional opportunities will arise for ADS both within its existing customer base and with new customers. The Company seeks to leverage its vertical market expertise into these developing financial services channels. The Company also believes its emphasis on long-term relationships and customer service facilitates the sale of additional service offerings and will increase the number of IT projects it performs for existing customers.

     Extend Practice Areas. ADS believes opportunities exist to develop additional service offerings to meet the changing business and technological needs of its customers. The Company works closely with its customers to identify emerging industry trends and develops service offerings to meet those needs. For example, the Company is currently developing a practice methodology and tools to offer its customers test and reintegration services. This service offering will enable ADS's customers to determine whether new hardware and software systems they deploy will meet applicable accounting, audit, legal and other operational requirements.

     Enter into Alliances with Leading Software Vendors. The Company believes that relationships with leading software providers to the financial services industry may result in increased direct customer referrals and enhanced industry recognition. ADS also believes these relationships will enable it to broaden its customer base, increase its competitiveness and maintain its technological leadership through access to the most current information and training on leading software and information systems. The Company intends to continue to pursue these relationships, and may seek to form alliances with other developers and vendors of IT technologies.

     Pursue Strategic Acquisitions. The Company believes the fragmented nature of the IT services industry provides opportunities to expand its expertise in the financial services industry through the selective acquisition of IT consulting firms with a complementary vertical market focus. In addition, where appropriate, the Company may consider acquisitions that expand its market share, particularly with an emphasis on international expansion. While the Company from time to time considers acquisition opportunities, it currently has no agreements, understandings or commitments to effect any acquisition.

PRACTICE AREAS

     ADS offers and delivers its services through five practice areas that address the major areas of interest and activity of its customers and capitalize on the business and technology skills of the ADS staff. These five practice areas are IT Strategy Consulting, Consolidations and Conversions, Year 2000 Resolution, Application Outsourcing, and Electronic Commerce and Home Banking. The following diagram depicts the interrelationship among the Company's core competencies, tools, methodologies, quality assurance program, and practice areas:

                [A DIAGRAM DEPICTING THE INTERRELATIONSHIP AMONG
             THE COMPANY'S CORE COMPETENCIES, TOOLS, METHODOLOGIES,
                QUALITY ASSURANCE PROGRAM, AND PRACTICE AREAS.]

     IT Strategy Consulting. ADS provides business solutions that assist customers in managing change within their operational and technical environments. ADS's solutions-oriented consulting begins with an overall assessment of the customer's current situation and identifies potential IT risks, opportunities and alternatives. Once the initial evaluation is complete, ADS creates an itemized list of deliverables and tasks and assumes responsibility for the delivery of the targeted solution. ADS's project managers, practice managers, business analysts and technical specialists work in close cooperation with the customer's IT staff to create, manage and execute the specific plans designed to meet the project objectives. Throughout the process, ADS provides ongoing review and reporting on the schedule, deliverables and budget agreed upon at project commencement. For example, ADS was engaged by a large mid-western bank to upgrade its branch technological systems and to evaluate and restructure its internal communication systems. This project involved reviewing and evaluating the customer's existing facilities and determining capacities and exposure to failure. ADS made specific recommendations and assisted in the deployment of an IT solution specific to the customer's needs.

     Consolidations and Conversions. ADS has accumulated extensive experience in systems conversion and related activities based on numerous projects for financial services customers over the past 18 years. ADS assists customers that have acquired other institutions to consolidate redundant operations or upgrade legacy systems to new technology applications. In these projects, ADS focuses on a business solution to consolidations and systems conversions. ADS has developed the Conversion Productivity Tool ("CPT"), a proprietary software program that automates the most important aspects of the data conversion process. CPT assists the ADS business analysts in mapping the customer's business products and the data elements of the application. The business analyst uses CPT to input the conversion rules, to perform analysis of the relationship between the inbound and target systems, and to test and execute the conversion automatically. ADS also uses a comprehensive conversion project methodology that allows the project team to interact with the customer's staff and bring a set of professional disciplines and methodologies to these complex projects.

     In addition to assisting customers with integrating the technological changes necessitated by conversions and consolidations, the Company also helps its customers to manage operational issues. Through mergers and acquisitions, two or more banks combine to create a much larger institution. The resulting larger institution must evaluate and restructure its operations, practices, activities and, in some cases, policies to compete more effectively. By capitalizing on the Company's experience, a bank can reposition its operations and technologies and achieve the economies of scale and competitive advantages of a larger, more complex institution.

     Year 2000 Resolution. ADS has developed a set of proprietary tools and methodologies addressing not only a customer's data processing requirements, but also the risks that the Year 2000 problem presents to the customer's entire business. The Company's Year 2000 projects are divided into three phases, each of which has specified activities and deliverables: (i) Risk Assessment and Project Definition; (ii) Component Remediation; and (iii) Component Testing and Reintegration. ADS reviews the risks in each functional area of the customer's operations to determine where and how a Year 2000 failure could occur and its expected impact on the customer. From these findings, a triage analysis is made to prioritize the possible failures that could have the greatest customer impact. Remediation solutions are then defined and ADS's Year 2000 Methodology determines an appropriate resolution, which may include a customized solution, a replacement strategy or a third party "factory" solution. In all cases, ADS's Year 2000 Methodology tracks the issues through resolution. Finally, ADS's Year 2000 Methodology creates a comprehensive user-based testing and reintegration process for each business area affected. The ADS Year 2000 Methodology tests the entire user process, including all automated, manual and third party interface components, rather than merely testing the corrected component. Throughout the entire Year 2000 engagement, ADS focuses on the impact to the business unit, the enterprise-wide solution and the mitigation of risk to the institution.

     Application Outsourcing. Competitive pressures in the financial services industry and the need to reinvest in newer applications make application outsourcing an attractive alternative to internal staffing. In these engagements, ADS takes responsibility for core system performance, maintenance and enhancement through a designated project team. ADS assumes all responsibility for the outsourced application from intervention on production failures to major reinvestments and enhancements to the application. In these engagements, the Company's customers occasionally transfer their staff to the ADS staff, thus shifting the staffing levels of the customer. ADS also provides management reporting on service levels achieved on all applications covered by the outsourcing contract. For example, ADS currently provides outsourcing services on an international trade finance system for a multi-national financial institution.

     Electronic Commerce and Home Banking. ADS has begun to focus on providing consulting and application development services to financial services institutions in the emerging field of electronic commerce and home banking. Electronic commerce and home banking is intended to provide fully integrated financial services to the consumer by offering access to financial products and services from a wide variety of delivery channels. ADS assists customers undertaking this migration by providing consulting services in four major areas:
(i) identification or experimentation with new electronic delivery channels, including Internet-based offerings through home computers; (ii) merging of new service offerings as market trends and customer focused solutions become apparent and available; (iii) integration of new offerings into the financial institution's complex environment of core applications, payment systems and settlement and accounting operations; and (iv) restructuring of a customer's backroom operations to reflect and support the changing mix of transactions and delivery channels.

PROJECT MANAGEMENT METHODOLOGY AND QUALITY ASSURANCE

     For each customer engagement and across all of its practice areas, ADS employs its Engagement Management Methodology and Quality Assurance Program to monitor the adherence to and the successful use of ADS's practice area tools and methodologies.

     Engagement Management Methodology. ADS has developed a comprehensive methodology consisting of a company wide discipline and best practices that cover the entire customer engagement cycle. The Engagement Management Methodology provides ongoing project reporting designed to ensure that standard project sizing and pricing is used and project risk is assessed and managed. This methodology also defines how project changes are identified, sized, proposed, approved and tracked. The Engagement Management Methodology provides guidelines and procedures throughout the engagement and across all of the Company's functions. This methodology provides that functions within the Company in the areas of business development, operations, recruiting and accounting are integrated and synchronized throughout an engagement.

     Quality Assurance Program. The Company employs a Quality Assurance Program throughout the customer engagement that determines three measurable items: (i) the effective utilization of the Engagement Management Methodology and other practice area tools and methodologies; (ii) the quality level, completion time and budget projections for project deliverables and goals; and (iii) the level of customer satisfaction and approval rating of ADS in the project. ADS's Quality Assurance Program is executed by its senior management not directly involved in the customer engagement, with the direct input and participation of customer management. The Company's bonus program is based, in part, on the results of the Quality Assurance Program.

CUSTOMERS

     The Company's customers consist primarily of banks and other financial services companies located in the United States and Canada. The following is a list of representative customers during fiscal 1997 and the first nine months of fiscal 1998.

ABN-AMRO Information Technology Services             Great Financial Corporation
Associated Banc-Corp.                                Intranet, Inc.
BankBoston, N.A.                                     Magna Data Services, Inc.
Canadian Imperial Bank of Commerce                   National City Corporation
Citizens Savings Bank & Citizens Trust Company       NationsBank Corporation (Barnett Bank)
EDS -- Banking and Securities                        Signet Bank
Electronic Payment Systems, Inc.                     SunTrust Services Corp.
First Commercial Corporation                         UST Data Services, Inc.
First Security Information Technology, Inc.          Visa Interactive
Fleet Services Corporation

     Substantially all of the Company's revenues are from customers in the financial services industry, primarily banks, and the Company expects it will continue to derive substantially all of its revenues from customers in the financial services industry for the foreseeable future. Accordingly, unfavorable economic conditions adversely impacting the financial services industry could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Financial Services Industry."

     The Company has derived and expects to continue to derive a significant portion of its revenues from a relatively limited number of customers. For example, the Company's five largest customers in the first nine months of fiscal 1998 accounted for approximately 62.8% of revenues. During that same period, Associated Banc-Corp., First Security Information Technology, Inc. and NationsBank Corporation (Barnett Bank) accounted for 20.2%, 12.3% and 11.7%, respectively, of revenues. In fiscal 1997, the Company's five largest customers accounted for approximately 54.0% of revenues, and during the same period, First Security Information Technology, Inc. and Citizens Savings Bank & Citizens Trust Company accounted for 18.8% and 12.4%, respectively, of revenues. There is no assurance that the Company's major customers will continue to purchase services from it at current levels, if at all, or that the Company will be able to replace revenues from such customers with revenues from other customers. See "Risk Factors -- Concentration of Revenues; Dependence on Major Customers."

SALES AND MARKETING

     The Company markets and sells its services directly through its professional sales and marketing staff and senior management operating principally from the Company's offices in Quincy, Massachusetts. As of December 31, 1997, ADS had 13 persons engaged in sales and marketing activities.

     ADS's senior business development representatives are assigned to a limited number of customers to foster an in-depth understanding of each customer's individual needs and build a long-term customer relationship. Many of the Company's customer relationships begin as small, focused projects, with subsequent projects increasing in size and complexity. The Company develops such relationships through a carefully coordinated effort between its sales and professional services staff. Initial sales calls are made at the customers' senior management level and followed up by detailed presentations targeted to their specific needs.

     The Company employs a variety of business development and marketing techniques to communicate directly with current and prospective customers, including targeted print and direct mail advertisements; participation in financial services industry trade shows and conferences; and the Company's web site. In addition, ADS maintains relationships with key industry research groups such as the Tower Group, the American Bankers Association, and the Information Technology Association of America.

     As part of its sales and marketing strategy, the Company intends, from time to time, to partner with other IT consulting firms, including in some instances its competitors, and to explore relationships with certain third party software providers to the financial services market. The Company believes these relationships may result in increased direct client referrals and enhanced industry recognition. ADS also believes these relationships will enable it to broaden its customer base, increase its competitiveness and maintain its technological leadership through access to the most current information and training on leading software and information systems.

COMPETITION

     The IT and systems integration market, especially in the financial services industry, includes a large number of competitors and is subject to rapid technological and market changes. The Company competes for customer projects and experienced personnel with a number of companies having significantly greater financial, technical and marketing resources and revenues than the Company. Many of these competitors also have greater name recognition in the financial services industry. ADS's competitors operate in a variety of market segments including systems consulting and integration, application software, professional services (such as computer equipment companies like International

Business Machines Corporation), multinational accounting firms, and general management consulting firms (such as Andersen Consulting, Computer Sciences Corporation and Electronic Data Systems Corporation). In addition, the custom software development market is highly fragmented with numerous firms, many of which focus on their respective local markets. The Company also faces competition from internal IT departments of its customers.

     The Company expects to experience increasing competition from companies offering established integration services and new service offerings and technologies. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with others, thereby increasing their ability to expand or increase their service offerings to address the needs of ADS's existing or prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Increased competition could result in lower utilization rates, billing rate reductions, fewer customer engagements, reduced gross margins, and loss of market share for the Company, any of which could materially adversely affect its business, financial condition and results of operations.

     The Company believes the principal competitive factors in its market are knowledge of the financial services industry, responsiveness to customer needs, quality of service, project management capability, technical expertise and price. ADS believes it competes favorably in most of these areas and excels in the depth of industry knowledge and experience it brings to its financial services customers. The Company believes its ability to compete also depends in part on factors outside its control, including the ability of its competitors to attract, motivate and retain project managers and other personnel.

     To be successful in the future, the Company must respond promptly and effectively to customer demands, technological changes and competitors' innovations. The Company's competitors may be able to respond more quickly than the Company to new or emerging technologies and changes in customer requirements and devote greater resources to the development, promotion and sale of new service offerings to prospective customers. There is no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY RIGHTS

     The Company's success is dependent on certain proprietary methodologies and software tools, including its Engagement Management Methodology, CPT and Year 2000 Methodology, that it uses in providing services to customers. The Company's business also includes developing custom software for various customers. Ownership of such software is generally assigned to the customer, and the Company retains no right, title or interest in it.

     The Company relies on a combination of trade secret, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect its proprietary rights. The Company currently holds no patents or registered copyrights. The Company generally enters into confidentiality agreements with its consultants, customers and potential customers and limits access to and distribution of its proprietary information. While ADS does not usually enter into confidentiality agreements with its employees, such employees are generally required to sign confidentiality agreements in connection with specific client engagements. There is no assurance that these steps will be adequate to deter misappropriation of proprietary information of the Company or its customers or that the Company will be able to detect unauthorized use of and take appropriate steps to enforce its intellectual property rights.

     In the future, litigation may be necessary to enforce and protect the Company's trade secrets, copyrights and other intellectual property or proprietary rights. The Company may also be subject to litigation to defend against claimed infringement or to determine the scope and validity of the intellectual property or proprietary rights of others. In the event of litigation involving the Company's use of technology, the Company could be required to expend significant resources to develop non-infringing technology or to obtain licenses to technology involved in litigation. There is no assurance that the Company would be successful in any such development or that any such licenses would be available on commercially reasonable terms, if at all. Although ADS is not aware that its services, trademarks or other proprietary rights infringe upon the proprietary rights of others, there is no assurance that third parties will not assert infringement claims against the Company and that such claims will not result in a material adverse effect on its business, financial condition and results of operations. Any litigation concerning the Company's use of technology could result in substantial cost to the Company in defending such actions and divert management's attention from the Company's operations, either of which could have a material adverse effect on its business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject it to significant liabilities, or prevent it from selling its services, any one of which could have a material adverse effect on its business, financial condition and results of operations. See "Risk Factors -- Intellectual Property Rights."

HUMAN RESOURCES

     As of December 31, 1997, the Company employed 254 people, with 219 in professional services and consulting, 13 in sales and marketing, and 22 in general and administrative. As of December 31, 1997, the Company also utilized 10 individuals under independent contracts. None of the Company's employees is represented by a labor union, and the Company has never experienced a work stoppage. The Company considers its relations with its employees to be good.

     The Company's success depends in large part on its ability to attract, train, motivate, and retain highly skilled technical employees. Qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. ADS also needs to recruit technicians knowledgeable in financial services, further complicating the recruiting task. ADS dedicates significant resources to recruiting employees with IT consulting and financial services industry experience. Many of the Company's employees are hired from large IT, accounting and other professional services organizations and from the financial services industry.

     The Company believes its success in attracting, motivating and retaining highly skilled technical employees is in part attributable to its commitment to provide a work environment featuring continuous and extensive professional development opportunities and diverse and challenging work projects. The Company has historically experienced turnover rates that it believes are below industry averages for IT professional services companies; however, there is no assurance that these rates will continue. ADS has comprehensive and specialized training programs focusing on industry knowledge, project management skills, relationship building skills, and ADS's culture and history. The Company provides an extensive training program for employees including in-house instruction and a specialized management training program offered twice annually in conjunction with Babson College. ADS believes its management structure, corporate culture, human resources organization and comprehensive benefits package are designed to maximize its ability to efficiently expand the Company's consulting staff in response to customer needs. The Company's success will depend in part on its continued ability to attract, motivate and retain highly qualified personnel in a competitive market for project managers, professional services staff, and sales and marketing personnel. See "Risk Factors -- Dependence on Key Personnel," "-- Availability of Professional Staff."

FACILITIES

     The Company's headquarters and administrative, sales and marketing operations are in Quincy, Massachusetts in a leased facility consisting of approximately 23,742 square feet. The Company has a right of first refusal to lease any additional space becoming available in part of the premises. Although this lease expires on March 31, 2000, the Company has an option to extend it for an additional five-year term upon nine months' notice prior to the lease term's expiration. ADS anticipates that additional space may be required as its business expands.

LEGAL PROCEEDINGS

     The Company is not a party to any litigation it believes could have a material adverse effect on its business, financial condition and results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company and their ages as of the date of this Prospectus are as follows:

NAME                                  AGE                         POSITION
----                                  ---                         --------
Robert W. Howe......................  51    Chief Executive Officer and Chairman of the Board
William H. Gallagher................  50    President, Chief Operating Officer, Assistant Clerk
                                              and Director
Paul K. McGrath.....................  51    Senior Vice President, Finance and Administration,
                                              and Chief Financial Officer
Peter A. Cahill.....................  43    Executive Vice President and Director of Operations
David E. Olsson.....................  46    Executive Vice President and Director of Business
                                              Development
Lee M. Kennedy(1)...................  63    Director
David C. Hodgson(1)(2)..............  41    Director
George F. Raymond(2)................  61    Director
Richard D. Driscoll(1)..............  66    Director

---------------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

     Robert W. Howe has been Chief Executive Officer and Chairman of the Board of Directors of the Company since January 1994 and a Director since March 1980. From March 1980 to January 1994, Mr. Howe served as President of the Company; he served as Treasurer from March 1980 to July 1991. Prior to forming the Company in March 1980 with Mr. Gallagher, Mr. Howe served as Executive Vice President of Savings Management Computer Corporation, a bank service bureau. Mr. Howe received his B.A. from Boston College.

     William H. Gallagher has been President and Chief Operating Officer of the Company since January 1994 and a Director since March 1980. From March 1980 to January 1994, Mr. Gallagher served as Executive Vice President and Clerk of the Company. Prior to forming the Company in March 1980 with Mr. Howe, Mr. Gallagher served as Vice President of Savings Management Computer Corporation. Mr. Gallagher attended Harvard University Extension School.

     Paul K. McGrath has been Senior Vice President, Finance and Administration, and Chief Financial Officer of the Company since January 1998. Prior to joining the Company, Mr. McGrath served as Vice President, Chief Financial Officer and Treasurer of Pivotpoint, Inc., an enterprise resource planning software company, from December 1995 to January 1998. From April 1990 to January 1995, Mr. McGrath served as Vice President, Chief Financial Officer and Treasurer of Bachman Information Systems, Inc., a public software company in the computer aided software engineering industry. Mr. McGrath is a Certified Public Accountant and received his M.S. from Northeastern University and his B.A. from St. Anselm College.

     Peter A. Cahill has been Executive Vice President and Director of Operations of the Company since October 1995. From April 1992 to October 1995, Mr. Cahill served as Senior Vice President of Operations of the Company, and from April 1989 to April 1992, Mr. Cahill served as Vice President of Operations. Mr. Cahill also served in a number of technical positions at the Company from April 1980 to April 1989. Prior to joining the Company in April 1980, Mr. Cahill served as Senior Technician at Savings Management Computer Corporation. Mr. Cahill attended Bridgewater State College.

     David E. Olsson has been Executive Vice President and Director of Business Development of the Company since August 1996. Prior to joining the Company, Mr. Olsson served as Senior Vice President and General Manager of Logica plc, an IT consulting services company, from December 1994 to August

1996. From January 1991 to July 1994, Mr. Olsson served as Senior Vice President of Business Development and Marketing at Boston Technology, Inc., a telecommunications company. Mr. Olsson received his M.B.A. from Bentley College, his Ed.M. from Boston University and a B.A. from the University of Massachusetts at Amherst.

     David C. Hodgson has been a Director of the Company since July 1988. Mr. Hodgson has been a managing member of General Atlantic Partners, LLC ("GAP LLC"), the general partner of General Atlantic Partners II, L.P., a private equity investment firm, or a general partner of its predecessor partnerships since February 1989. Mr. Hodgson is also a director of Baan Company N.V., ProBusiness Services, Inc., and several private information technology companies. Mr. Hodgson received his M.B.A. from Stanford University and his A.B. from Dartmouth College.

     Lee M. Kennedy has been a Director of the Company since March 1980. Mr. Kennedy served as President of Lee Kennedy Co., Inc., a general contracting company, from February 1978 until July 1995, and has served as Chairman and Chief Executive Officer since August 1995. Mr. Kennedy attended Curry College and the Boston Architectural Center.

     George F. Raymond has been a Director of the Company since April 1991. Mr. Raymond retired as the President and Founder of Automatic Business Centers, Inc. in 1990. Mr. Raymond is also a director of BMC Software, Inc., Docucorp International, Inc. and several private information technology companies. Mr. Raymond received his B.A. from the University of Massachusetts.

     Richard D. Driscoll has been a Director of the Company since February 1998. Mr. Driscoll served as President and Chief Executive Officer of the Massachusetts Bankers Association from November 1990 to January 1997. From April 1987 to January 1990, Mr. Driscoll served as the Chairman and Chief Executive Officer of The Bank of New England, N.A. Mr. Driscoll is also a director of Chittenden Corporation and the Massachusetts Business Development Corporation. Mr. Driscoll received his M.B.A. from Harvard Business School and his A.B. from Boston College.

     Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors are duly elected and qualified. Messrs. Howe, Gallagher and Hodgson were selected as Directors of the Company pursuant to a Shareholders' Agreement dated July 15, 1988 between the Company and certain of its shareholders, which agreement will terminate as of the effective date of this offering. There are no family relationships among any of the executive officers or directors of the Company.

     Upon the closing of the offering, the Company's Board of Directors will be divided into three classes, with the members of each class of directors serving for staggered three-year terms. Messrs. Hodgson and Driscoll will serve in the class the term of which expires in 1999; Messrs. Kennedy and Gallagher will serve in the class the term of which expires in 2000; and Messrs. Howe and Raymond will serve in the class the term of which expires in 2001. Upon the expiration of the term of each class of directors, nominees for such class will be elected for a three-year term at the next annual meeting of stockholders. The Company's adoption of a classified Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors. See "Description of Capital
Stock -- Massachusetts Law and Certain Provisions of the Company's Second Amended and Restated Articles of Organization and Second Amended and Restated By-Laws."

COMMITTEES OF THE BOARD OF DIRECTORS

     The Compensation Committee consists of Messrs. Hodgson and Raymond. The Compensation Committee reviews and evaluates the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and make recommendations concerning these matters to the Board of Directors. The Compensation

Committee also administers the Company's stock option and stock purchase plans. See "-- Equity Plans."

     The Audit Committee consists of Messrs. Kennedy, Hodgson and Driscoll. The Audit Committee reviews, with the Company's independent auditors, the scope and timing of their audit services and any other services they are asked to perform, the auditors' report on the Company's consolidated financial statements following completion of their audit, and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee will make annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company (also referred to as "outside directors"), who currently consist of Messrs. Kennedy, Hodgson, Raymond and Driscoll, receive an annual retainer fee of $10,000 and a fee of $750 for attending regular meetings of the Board of Directors and for meetings of any committees of the Board of Directors on which they serve, if such meetings are held separately. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Outside directors are also eligible for participation in the Company's 1997 Stock Plan. See "-- Equity Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Messrs. Hodgson and Raymond. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

EXECUTIVE COMPENSATION

     Summary Compensation. The following table sets forth the compensation earned by Robert W. Howe, the Company's Chief Executive Officer, and the Company's three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 1997 (together with the Chief Executive Officer, the "Named Executive Officers") for services rendered in all capacities to the Company in fiscal 1997. No other executive officer of the Company received salary and bonus of $100,000 or more in fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                             ANNUAL COMPENSATION              -------------
                                  -----------------------------------------    SECURITIES      ALL OTHER
NAME AND                                                    OTHER ANNUAL       UNDERLYING     COMPENSATION
PRINCIPAL POSITION(1)             SALARY($)   BONUS($)   COMPENSATION($)(2)   OPTIONS(#)(3)    ($)(1)(4)
---------------------             ---------   --------   ------------------   -------------   ------------
Robert W. Howe..................   317,708     77,398          41,297(5)              --         1,125
  Chief Executive Officer
  and Chairman of the Board
William H. Gallagher............   317,708     77,398              --                 --         1,219
  President and Chief Operating
  Officer
Peter A. Cahill.................   140,000     77,398              --            210,000           875
  Executive Vice President and
  Director of Operations
David E. Olsson.................   108,814    123,750              --            420,000         1,094
  Executive Vice President and
  Director of Business
  Development

---------------
(1) Mr. McGrath, the Senior Vice President, Finance and Administration, and Chief Financial Officer of the Company, who commenced employment with the Company in January 1998, would have been among the five most highly compensated individuals had he been with the Company during fiscal 1997. Mr. McGrath's base salary is $160,000; upon joining the Company, Mr. McGrath was granted an incentive stock option to purchase 66,666 shares of Class A Common Stock at an exercise price of $4.25 per share and a non-qualified stock option to purchase 23,334 shares of Class A Common Stock at an exercise price of $4.25 per share.

(2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits, securities or property has been omitted for certain Named Executive Officers because such perquisites and other personal benefits, securities or property constituted in the aggregate less than the lesser of $50,000 or 10% of such persons' salary and bonus shown in the table.

(3) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive payments during fiscal 1997 to its executive officers. Options granted to the Named Executive Officers were granted at fair market value as determined by the Board of Directors based on all factors available to them on the grant date.

(4) Represents matching contributions paid by the Company on behalf of the Named Executive Officers under the Company's 401(k) Plan.

(5) The Company provides a leased vehicle and automobile insurance to Mr. Howe. The total cost to the Company for the automobile lease and insurance in fiscal 1997 was $11,929.

     Option Grants. The following table provides information concerning grants of stock options made during fiscal 1997 by the Company to each of the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                           VALUE AT
                           -----------------------------------------------------      ASSUMED ANNUAL
                             NUMBER OF      PERCENT OF                             RATES OF STOCK PRICE
                            SECURITIES     TOTAL OPTIONS                             APPRECIATION FOR
                            UNDERLYING      GRANTED TO     EXERCISE                   OPTION TERM(2)
                              OPTIONS      EMPLOYEES IN     PRICE/    EXPIRATION   ---------------------
         NAME(3)           GRANTED(#)(1)    FISCAL 1997    SHARE(1)      DATE         5%          10%
         -------           -------------   -------------   --------   ----------   ---------   ---------
Peter A. Cahill..........     210,000          31.25%       $0.91      10/31/06    $120,182    $304,564
David E. Olsson..........     210,000          31.25         0.91       8/28/06     120,182     304,564
                              210,000          31.25         0.91      10/31/06     120,182     304,564

------------
(1) All options were granted pursuant to the Company's Amended and Restated 1992 Incentive Stock Option Plan (the "1992 Plan") at not less than fair market value as determined by the Board of Directors of the Company as of the date of grant. All options were incentive stock options to the extent the aggregate fair market value (determined at the time such options were granted) of the shares with respect to which the options were exercisable for the first time by such optionee during any calendar year did not exceed $100,000. All options vested immediately upon grant. The options expire 10 years from the date of grant. No stock options were exercised by these Named Executive Officers in fiscal 1997.

(2) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the stock price on the date of grant appreciates at the specified annual rates of appreciation, compounded annually over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the time of such exercise and the future performance of the Company's Common Stock.

(3) Mr. McGrath, the Senior Vice President, Finance and Administration, and Chief Financial Officer of the Company, who commenced employment with the Company in January 1998, would be among the five most highly compensated individuals had he been with the Company during fiscal 1997. On January 11, 1998, Mr. McGrath was granted an incentive stock option to purchase 66,666 shares of Class A Common Stock at an exercise price of $4.25 per share and a non-qualified stock option to purchase 23,334 shares of Class A Common Stock at an exercise price of $4.25 per share. One-third of each of Mr. McGrath's incentive stock option and non-qualified stock option, or 22,222 and 7,778 shares, respectively, vested immediately upon grant and the remaining shares underlying each option vest in equal installments on the first and second anniversary of the date of grant.

     Unexercised Option Holdings. The following table provides information regarding unexercised stock options held as of March 31, 1997 by each of the Named Executive Officers. Such persons did not exercise any stock options in fiscal 1997.

                         FISCAL YEAR-END OPTION VALUES

                                      SHARES OF CLASS A COMMON STOCK          VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                      OPTIONS AT FISCAL YEAR-END(#)     OPTIONS AT FISCAL YEAR-END($)(1)
                                      ------------------------------    --------------------------------
                NAME                  EXERCISABLE     UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
                ----                  ------------    --------------    -------------    ---------------
Peter A. Cahill.....................    266,000            --                 0                --
David E. Olsson.....................    420,000            --                 0                --

---------------
(1) There was no public trading market for the Common Stock as of March 31, 1997. Accordingly, these values have been calculated by determining the difference between the fair market value of the securities underlying the option as of March 31, 1997 ($0.91 per share as determined by the Board of Directors) and the exercise price of the Named Executive Officer's options.

EQUITY PLANS

     Key Person Stock Plan. The Company's Key Person Stock Plan (the "Key Person Plan") was adopted by the Board of Directors in March 1985. Under the Key Person Plan, the Company is authorized to award shares of Class A Common Stock to officers and other employees of and consultants to the Company. The aggregate number of shares of Class A Common Stock which may be issued under the Key Person Plan is 560,000. To date, 394,800 shares have been awarded under the Key Person Stock Plan, of which an aggregate of 112,000 shares were repurchased by the Company on October 11, 1991 pursuant to a stockholder's agreement between the Company and a former employee. The Company does not intend to award any further shares of Class A Common Stock under the Key Person Plan.

     Amended and Restated 1992 Incentive Stock Option Plan. The Company's 1992 Incentive Stock Option Plan was adopted by the Board of Directors and approved by the Company's voting stockholders in January 1993 and amended and restated by the Board of Directors and stockholders in October 1997 (the "1992 Plan"). Under the 1992 Plan, the Company is authorized to grant incentive stock options ("ISOs") to purchase shares of Class A Common Stock to officers and other employees of and consultants to the Company. The 1992 Plan provides for the accelerated vesting of options if the Company is consolidated with or acquired by another entity in a merger or there is a sale of all or substantially all of the Company's assets. The aggregate number of shares of Class A Common Stock which may be issued under the 1992 Plan is 812,000. To date, options for all authorized shares have been granted under the 1992 Plan. The Company does not intend to award any further options under the 1992 Plan.

     1997 Stock Plan. The Company's 1997 Stock Plan (the "1997 Plan") was adopted by the Board of Directors and approved by the Company's voting stockholders in October 1997. The aggregate number of shares of Class A Common Stock which may be issued under the 1997 Plan is 500,000. In March 1998, the Board of Directors voted to amend and restate the 1997 Plan, subject to stockholder approval, to provide, effective immediately prior to the closing of this offering, that all shares of the Class A Common Stock reserved for issuance under the 1997 Plan be converted into shares of Common Stock in accordance with the Company's Amended and Restated Articles of Organization and that the number of shares reserved for issuance under the 1997 Plan be increased from 500,000 shares of Class A Common Stock to 1,500,000 shares of Common Stock. Under the 1997 Plan, the Company is authorized to grant ISOs and non-qualified stock options ("NQSOs") (collectively, "Stock Options"), as well as awards of Class A Common Stock ("Awards") and opportunities to make direct purchases of Class A Common Stock ("Purchases") to employees, consultants, directors and officers of the Company.

     The 1997 Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1997 Plan, the Compensation Committee has the authority to select the participants and determine the terms of the Stock Options, Awards and Purchases granted under the 1997 Plan, including: (i) the time or times at which Stock Options, Awards and Purchases may be granted; (ii) whether a Stock Option will be an ISO or a NQSO; (iii) the number of shares subject to each Stock Option, Award and Purchase; (iv) when the Stock Option becomes exercisable; (v) the exercise price of the Stock Option, which in the case of an ISO cannot be less than the fair market value of the Class A Common Stock as of the date of grant, or not less than 110% of the fair market value in the case of an ISO granted to an employee or officer holding 10% or more of the voting stock of the Company; (vi) the duration of the Stock Option; and (vii) the time, manner and form of payment upon exercise of a Stock Option. A Stock Option is not transferable by the recipient except by will or by the laws of descent and distribution, or in the case of a NQSO, only to the extent set forth in the agreement relating to such option or pursuant to a valid domestic relations order. Generally, no ISO may be exercised more than 30 days following termination of employment, and no Stock Option may be exercised following termination of employment for cause. However, in the event that termination is due to death or disability, the Stock Option is exercisable for a maximum of one year after such termination. To date, the Company has granted Stock Options to purchase an aggregate of 371,000 shares of Class A Common Stock pursuant to the 1997 Plan (not including 175,500 shares which will be granted as of the effective date of this offering at an exercise price equal to the initial public offering price).

     1998 Employee Stock Purchase Plan. The 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") was adopted by the Board of Directors in March 1998, subject to stockholder approval, to be effective immediately prior to the closing of this offering. The 1998 Purchase Plan provides for the issuance of a maximum of 500,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

     The 1998 Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company whose customary employment is for more than 20 hours per week and for more than three months in any calendar year are eligible to participate in the 1998 Purchase Plan. Outside Directors and employees who would own 5% or more of the total combined voting power or value of the Company's stock immediately after the grant may not participate in the 1998 Purchase Plan. To participate in the 1998 Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent nor more than 10 percent of a participant's total cash compensation) from his or her pay during six-month payment periods (each, a "Payment Period"). The first Payment Period will commence upon the registration of the Company's Common Stock under the Securities Exchange Act of 1934, as amended, and will end on the earlier of the following September 30 or March 31. Thereafter, the Payment Periods will commence on the six-month periods commencing on April 1 and October 1, respectively, and ending on the following September 30 and March 31, respectively, of each year, but in no case shall an employee be entitled to purchase more than 500 shares in any one Payment Period. The exercise price for the option granted in each Payment Period is 85% of the lesser of the average market price of the Common Stock on the first or last business day of the Payment Period, in either event rounded up to the nearest cent to avoid fractions of a dollar other than 1/4, 1/2 and 3/4. If an employee is not a participant on the last day of the Payment Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the 1998 Purchase Plan may not be transferred or assigned. An employee's rights under the 1998 Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 1998 Purchase Plan.

401(K) PLAN

     The Company has a Section 401(k) Profit Sharing Plan (the "401(k) Plan"). The 401(k) Plan is a tax-qualified plan covering Company employees who are over 21 years of age. Under the 401(k) Plan, participants may elect to defer a portion of their compensation, subject to certain limitations. In addition, at the discretion of the Board of Directors, the Company may make matching contributions into the 401(k) Plan for all eligible employees. During fiscal 1997 the Company contributed $83,062 to the 401(k) Plan.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements (the "Agreements") with each of its Named Executive Officers and Mr. McGrath, the Company's Senior Vice President, Finance and Administration, and Chief Financial Officer. The Agreements set forth the base salaries of each such executive officer and such officer's entitlement to participate in the Company's standard benefits package generally available for all other officers of the Company similarly situated. Generally, these employees are entitled to a cash severance payment upon termination by the Company of their employment without "cause" or upon termination by the employee of his or her employment for any reason following a "change of control" (as defined in the Agreements). Such lump-sum severance payment is equal to 12 months' salary at the employee's then current base rate, payable in the same manner as such salary was payable during the period of such employee's employment. In addition, upon a change of control, the Company is obligated to continue the employee's health benefits for a 12 month period from the date of such change of control.

     The Agreements also include certain restrictive covenants for the benefit of the Company relating to non-disclosure by the employee of the Company's confidential business information and the Company's right to inventions and technical improvements made by the employee. The Agreements also contain a provision prohibiting the employee from soliciting employees or customers of the Company for a period of two years after any termination of the employee's employment.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The By-laws of the Company provide that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the By-laws, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. The Company intends to obtain insurance which insures the directors and officers of the Company against certain losses and which insures the Company against certain of its obligations to indemnify such directors and officers. In addition, the Articles of Organization of the Company provide that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violate their duty of loyalty to the Company or its stockholders, act in bad faith, or engage in intentional misconduct or a knowing violation of law, authorize illegal dividends or redemptions or derive an improper personal benefit from their actions as directors. Such limitations of personal liability under the Massachusetts Business Corporation Law do not apply to liabilities arising out of certain violations of the federal securities laws. While non-monetary relief such as injunctive relief, specific performance and other equitable remedies may be available to the Company, such relief may be difficult to obtain or, if obtained, may not adequately compensate the Company for its damages.

     There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification by the Company will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

     Lee Kennedy Co., Inc., whose Chairman and Chief Executive Officer, Lee M. Kennedy, is a director of the Company, has provided certain construction services to the Company at its Quincy, Massachusetts facility. The aggregate value of these services in fiscal 1995, 1996 and 1997 was $11,211, $66,555 and $59,958, respectively.

     The Company has contracted with the J. Barry Driscoll Insurance Agency for insurance coverage for certain of the Company's executive officers and for certain corporate polices. J. Barry Driscoll, the Chairman of the Board of Directors of J. Barry Driscoll Insurance Agency, is the brother of Richard D. Driscoll, a director of the Company. The aggregate cost of the insurance coverage provided through the J. Barry Driscoll Insurance Agency to the Company in fiscal 1996 and 1997 was $66,169 and $64,124, respectively.

     The Company believes the transactions set forth above were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties. The Company has adopted a policy whereby all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of the date of this Prospectus and as adjusted to reflect the sale of the shares of Common Stock offered hereby by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each of the Company's directors; (iii) each Named Executive Officer (see
"Management -- Executive Compensation"); (iv) all executive officers and directors as a group; and (v) each Selling Stockholder.

                                          BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                                        PRIOR TO THE OFFERING(1)                 AFTER OFFERING(1)(2)
                                        ------------------------                ----------------------
                                        NUMBER OF                    SHARES     NUMBER OF
     NAME OF BENEFICIAL OWNER(3)          SHARES     PERCENTAGE    OFFERED(4)    SHARES     PERCENTAGE
     ---------------------------        ----------   -----------   ----------   ---------   ----------
General Atlantic Partners II,
  L.P.(5).............................  3,104,080       28.8%            --     3,104,080      24.3%
Robert W. Howe(6).....................  2,329,740       21.6        250,000     2,079,740      16.3
William H. Gallagher(7)...............  2,329,740       21.6        250,000     2,079,740      16.3
Paul K. McGrath.......................     30,000          *             --        30,000         *
Peter A. Cahill(8)....................    439,000        4.0             --       439,000       3.4
David E. Olsson(9)....................    425,000        3.9             --       425,000       3.3
Lee M. Kennedy(10)....................  1,068,400        9.9             --     1,068,400       8.4
David C. Hodgson(11)..................  3,104,080       28.8             --     3,104,080      24.3
George F. Raymond(12).................     42,000          *             --        42,000         *
Richard D. Driscoll(13)...............     15,000          *             --        15,000         *
Edward B. Gardner, Jr.(14)............    542,360        5.0             --       542,360       4.2
All executive officers and directors
  as a group (9 persons)(15)..........  9,782,960       88.8%       500,000     9,282,960      71.3%

---------------
  *  Indicates less than 1%.

 (1) Assumes conversion of all of the Company's outstanding shares of Special Common Stock and Class A Common Stock on a 1-for-1 basis into Common Stock. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days from the date of this Prospectus are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Assumes that the Underwriters' over-allotment option to purchase up to an additional 375,000 shares from certain Selling Stockholders is not exercised.

 (3) See "Management -- Executive Officers and Directors." Unless otherwise indicated, the address for each beneficial owner is c/o Atlantic Data Services, Inc., One Batterymarch Park, Quincy, MA 02169.

 (4) If the Underwriters exercise their over-allotment option to purchase up to an additional 375,000 shares, then the following stockholders will sell up to the following number of additional shares: Robert W. Howe, 55,800 shares; Howe Family Limited Partnership, 35,000 shares; Robert W. Howe Grantor Retained Annuity Trust, 20,000 shares; William H. Gallagher, 55,800 shares; Gallagher Family Limited Partnership, 35,000 shares; William H. Gallagher Grantor Retained Annuity Trust, 20,000 shares; Peter A. Cahill, 45,000 shares; Lee M. Kennedy, 68,400 shares; and Edward B. Gardner, Jr., 40,000 shares.

 (5) The address of General Atlantic Partners II, L.P. ("GAP II") is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, CT 06830.

 (6) Includes 258,860 shares held by the Howe Family Limited Partnership. Mr. Howe disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein, which interest is a 1% general partnership interest. Does not include 258,860 shares held by Stephen A. Hurwitz as Trustee of the Robert
     W. Howe Grantor Retained Annuity Trust. Mr. Howe retains the right to an annual annuity payment from this trust payable in each of 1998 through 2002 which may result in certain of the 258,860 shares being returned to him.

 (7) Includes 258,860 shares held by the Gallagher Family Limited Partnership. Mr. Gallagher disclaims beneficial ownership of the shares except to the extent of his proportionate pecuniary interest therein, which interest is a 1% general partnership interest. Does not include 258,860 shares held by Stephen A. Hurwitz as Trustee of the William H. Gallagher Grantor Retained Annuity Trust. Mr. Gallagher retains the right to an annual annuity payment from this trust which may result in certain of the 258,860 shares being returned to him.

 (8) Includes 198,000 shares of Common Stock issuable upon exercise of stock options. Also includes 100,000 shares held by the Peter & Andrea Cahill Family Limited Partnership. Mr. Cahill has shared voting and investment power with his spouse with respect to such shares. Mr. Cahill disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein, which interest is a 1% general partnership interest held by each of Mr. Cahill and his spouse.

 (9) Includes 5,000 shares of Common Stock issuable upon exercise of stock options.

(10) Mr. Kennedy's address is c/o Lee Kennedy Co., Inc., 1792 Dorchester Avenue, Boston, MA 02124. Does not include 20,000 shares held by Mary Elizabeth Kennedy and Jennifer C. Snyder, and their Successors, as Trustees of the Lee M. Kennedy 1997 Irrevocable Trust f/b/o Eugene Kennedy dated November 6, 1997; 20,000 shares held by Mary Elizabeth Kennedy and Jennifer C. Snyder, and their Successors, as Trustees of the Lee M. Kennedy 1997 Irrevocable Trust f/b/o Lee Michael Kennedy dated November 6, 1997; and 20,000 shares held by Mary Elizabeth Kennedy and Jennifer C. Snyder, and their Successors, as Trustees of the Lee M. Kennedy 1997 Irrevocable Trust f/b/o Shaila Kennedy dated November 6, 1997 (collectively, the "Trusts").

(11) Mr. Hodgson's address is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, CT 06830. Consists of 3,104,080 shares held by GAP II. Mr. Hodgson is a managing member of GAP LLC, the general partner of GAP II. Mr. Hodgson disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

(12) Mr. Raymond's address is 210 E. Oak Avenue, Morristown, NJ 08057. Consists of 42,000 shares of Common Stock issuable upon exercise of options pursuant to the Company's 1992 Plan.

(13) Mr. Driscoll's address is 116 Laurel Road, Chestnut Hill, MA 02167.

(14) Includes 128,000 shares of Common Stock held by the Gardner Family Limited Partnership. Mr. Gardner has shared voting and investment power with his spouse with respect to such shares. Mr. Gardner disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein, which interest is a 1% general partnership interest held by each of Mr. Gardner and his spouse.

(15) Includes 245,000 shares of Common Stock issuable upon exercise of stock options.

                          DESCRIPTION OF CAPITAL STOCK

     Effective upon the closing of this offering and the filing of the Company's Second Amended and Restated Articles of Organization (the "Second Amended and Restated Articles"), the authorized capital stock of the Company will consist of 60,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), and 1,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock").

     Prior to the closing of this offering and in accordance with the Company's Amended and Restated Articles of Organization as currently in effect (the "Amended and Restated Articles"), the Company is authorized to issue up to 11,746,840 shares of Common Stock, $.01 par value per share, of which 6,847,960 shares are issued and outstanding; 3,104,080 shares of Special Common Stock, $.01 par value per share, of which 3,104,080 shares are issued and outstanding; and 1,694,800 shares of Class A Common Stock, of which 816,790 shares are issued and outstanding. Upon the closing of this offering, all shares of Special Common Stock and Class A Common Stock will be converted into an equivalent number of shares of Common Stock.

     The following summary of certain provisions of the Common Stock, the Special Common Stock and the Class A Common Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of applicable law and by the Company's Second Amended and Restated Articles and Amended and Restated Articles, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     As of December 31, 1997, there were 10,670,840 shares of Common Stock outstanding on a pro forma basis (giving effect to the conversion of all outstanding Special Common Stock and Class A Common Stock upon the closing of this offering), held of record by 19 stockholders. Based upon the pro forma number of shares outstanding as of that date and giving effect to the issuance of the 2,000,000 shares of Common Stock offered hereby, there will be 12,670,840 shares of Common Stock outstanding upon the closing of this offering.

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, do not have cumulative voting rights and, prior to this offering, vote together with the Special Common Stock as a single class. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor; prior to this offering, this right is subject to any preferential dividend rights of outstanding shares of Special Common Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities; prior to this offering, this right is subject to the prior rights of any outstanding shares of Special Common Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future as set forth in the Company's Second Amended and Restated Articles.

SPECIAL COMMON STOCK

     Upon the closing of this offering, all outstanding shares of Special Common Stock will be converted into shares of Common Stock. Holders of Special Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of Special Common Stock and Common Stock vote together as a single class on all matters; provided, however, that the affirmative vote of the holders of Special Common Stock is required to authorize any action which alters or changes the rights, preferences or privileges of the

Special Common Stock, increases the authorized number of shares of Special Common Stock, Common Stock or Class A Common Stock or creates any new class of shares having preference over or on a parity with the Special Common Stock. Holders of Special Common Stock are not entitled to dividends; however, if the Board of Directors declares a dividend or other distribution payable upon any other class of the outstanding shares of Common Stock, the holders of Special Common Stock are entitled to receive ratably such dividends. Upon the liquidation, dissolution or winding up of the Company, the holders of Special Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and prior to any payment to the holders of the Common Stock or the Class A Common Stock. Shares of Special Common Stock are convertible at any time, subject to certain requirements, into an equivalent number of shares of Common Stock, and will be so converted upon the closing of this offering.

CLASS A COMMON STOCK

     Upon the closing of this offering, all outstanding shares of Class A Common Stock will be converted into Common Stock in accordance with the Company's Amended and Restated Articles. Holders of Class A Common Stock are entitled to the same powers, preferences and special rights as are holders of Common Stock, except that holders of Class A Common Stock have no voting rights (other than the right under Massachusetts law to vote separately as a class on any amendment, repeal or modification of any provision of the Amended and Restated Articles or on any merger that would adversely affect their powers, preferences or special rights as holders of Class A Common Stock) and are not entitled to receive or share in dividends. Shares of Class A Common Stock are not included in determining the shares entitled to vote on any matter on which the stockholders of the Company are entitled to vote. Shares of Class A Common Stock are convertible at any time, subject to certain requirements, into an equivalent number of shares of Common Stock, and will be so converted upon the closing of this offering.

PREFERRED STOCK

     Upon the closing of this offering, the Company's Board of Directors will be authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

MASSACHUSETTS LAW AND CERTAIN PROVISIONS OF THE COMPANY'S SECOND AMENDED AND RESTATED ARTICLES OF ORGANIZATION AND SECOND AMENDED AND RESTATED BY-LAWS

     Following the closing of this offering, the Company expects that it will have more than 200 stockholders, thus making it subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly-held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder. By a vote of a majority of its stockholders, the Company may elect not to be governed by Chapter 110F, but such an amendment would not be effective for 12 months and would not apply to a business combination with any person who became an interested stockholder prior to the adoption of the amendment. The Company has not elected to opt out of this coverage.

     Massachusetts General Laws Chapter 156B, Section 50A generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless the corporation elects to opt out of the statute's coverage. The Board of Directors has opted out of the statute's coverage. The Company's Second Amended and Restated Articles do, however, contain a provision providing for a staggered board of directors.

     The Company's proposed Second Amended and Restated By-Laws to be effective upon the closing of this offering include a provision excluding the Company from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. The Board of Directors may amend the Company's Second Amended and Restated By-Laws at any time to subject the Company to this statute prospectively.

     The Second Amended and Restated By-Laws require that a stockholder seeking to have any business conducted at a meeting of stockholders, including nominations for the Board of Directors, give notice to the Company not less than 60 and not more than 90 days prior to the scheduled meeting, provided in certain circumstances that a 10-day notice rule applies. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made and any other stockholder known to be supporting the proposal. The Second Amended and Restated By-Laws require the Company to call a special stockholders meeting at the request of stockholders holding at least 40% of the voting power of the Company.

     The Second Amended and Restated By-laws provide that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with services for or on behalf of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Second Amended and Restated By-laws, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. The Company intends to obtain insurance which insures the directors and officers of the Company against certain losses and which insures the Company against certain of its obligations to indemnify such directors and officers. In addition, the Second Amended and Restated Articles provide that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violate their duty of loyalty to the Company or its stockholders, act in bad faith, knowingly or intentionally violate the law, authorize illegal dividends or redemptions or derive an improper personal benefit from their actions as directors. Such limitations of personal liability under the Massachusetts Business Corporation Law do not apply to liabilities arising out of certain violations of the federal securities laws. While non-monetary relief such as injunctive relief, specific performance and other equitable remedies may be available to the Company, such relief may be difficult to obtain or, if obtained, may not adequately compensate the Company for its damages.

     The Second Amended and Restated Articles provide that any amendment to the Second Amended and Restated Articles, the sale, lease or exchange of all or substantially all of the Company's property and assets or the merger or consolidation of the Company into or with any other corporation may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that the transactions have been authorized by a majority of the members of the Board of Directors and the requirements of any other applicable provisions of the Second Amended and Restated Articles have been met.

     In addition, the Second Amended and Restated Articles provide that shares of the Company's Preferred Stock may be issued in the future without stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. See "-- Preferred Stock."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston EquiServe Limited Partnership.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 12,783,830 shares of Common Stock outstanding (based upon shares of Common Stock outstanding as of March 26, 1998, the conversion of all outstanding shares of Special Common Stock and Class A Common Stock, and assuming no exercise of outstanding stock options). Of these shares, the 2,500,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 10,283,830 shares of Common Stock (the "Restricted Shares") held by existing stockholders upon completion of this offering will be "restricted" securities within the meaning of Rule 144 and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144.

SALES OF RESTRICTED SHARES

     Beginning 90 days after the date of this Prospectus, approximately 114,800 Restricted Shares will become eligible for sale in the public market pursuant to Rule 144 or Rule 701 under the Securities Act. Beginning 180 days after the date of this Prospectus, approximately 10,169,030 additional Restricted Shares subject to lock-up agreements (the "Lock-up Agreements") between the Underwriters and certain stockholders, including officers and directors, will become eligible for sale in the public market pursuant to Rule 144(k), Rule 144 or Rule 701. In addition, certain existing holders of an aggregate of 9,452,040 shares of Common Stock have the right to require registration of their shares under certain circumstances. However, such stockholders have entered into the Lock-up Agreements with respect to all shares owned by them and not sold in this offering, which provide that they will not sell or otherwise dispose of any shares of Common Stock (except for shares sold in this offering) without the prior written consent of BancAmerica Robertson Stephens for a period of 180 days from the date of this Prospectus. BancAmerica Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the Lock-up Agreements. See "-- Registration Rights" and "Underwriting."

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least one year (including the holding period of certain prior owners) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the Company becomes subject to the reporting requirements of Section 13 of the Exchange Act, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 127,838 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements and availability of current public information about the Company. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the limitations described above. In meeting the one and two year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. Further, Rule 144A under the Securities Act as currently in effect permits the immediate sale of restricted shares to certain qualified institutional buyers without regard to the volume restrictions described above.

STOCK OPTIONS

     In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchased shares from the Company in connection with a compensatory stock or option plan or other written compensatory agreement is entitled to resell such shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144, and Affiliates are entitled to sell their Rule 701 shares under Rule 144 without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after the Company becomes subject to the reporting requirements of Section 13 of the Exchange Act. Rule 701 is available for stockholders of the Company as to all shares issued pursuant to exercise of options granted prior to the offering.

     As of March 26, 1998, the Board of Directors has authorized an aggregate of up to 2,308,010 shares of Common Stock for issuance pursuant to the Company's stock option and stock purchase plans. As of March 26, 1998, and assuming the conversion of all shares of Class A Common Stock reserved for issuance under the Company's stock option plans into Common Stock, options to purchase a total of 649,510 shares of Common Stock were outstanding; 145,750 of the shares issuable pursuant to such options are not yet exercisable; and an additional 1,628,500 shares of Common Stock are available for future grants under the Company's stock option and stock purchase plans. In addition, options to purchase 175,500 shares will be granted as of the effective date of this offering at an exercise price equal to the initial public offering price. Certain holders of such options have executed Lock-up Agreements. See "Management -- Equity Plans."

     The Company intends to file one or more registration statements on Form S-8 under the Securities Act promptly after the date of this prospectus to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Company's stock option plans. Such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the Lock-up Agreements, to the extent applicable.

LOCK-UP AGREEMENTS

     Certain security holders and all officers and directors of the Company have agreed, pursuant to the Lock-up Agreements, that they will not, without the prior written consent of BancAmerica Robertson Stephens, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus.

REGISTRATION RIGHTS

     Upon the expiration of the contractual lock-up period, certain security holders of the Company (the "Rights Holders") will be entitled to require the Company to register under the Securities Act up to a total of 9,452,040 shares of outstanding Common Stock (the "Registrable Shares") under the terms of an agreement between the Company and the Rights Holders (the "Registration Rights Agreement"). The Registration Rights Agreement provides that if the Company proposes to register in a firm commitment underwritten offering any of its securities under the Securities Act at any time or times, the Rights Holders, subject to certain exceptions, shall be entitled to include Registrable Shares in such registration. However, the managing underwriter of any such offering may exclude for marketing reasons some or all of such Registrable Shares from such registration. The Rights Holders also have, subject to certain conditions and limitations, the right to require the Company, on no more than three occasions, to prepare and file a registration statement under the Securities Act with respect to their Registrable Shares. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions. The Registration Rights Agreement terminates in March 2001.

     Prior to this offering, there has not been any public market for the securities of the Company. No predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could materially adversely affect the prevailing market price. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

     The Underwriters named below acting through their representatives, BancAmerica Robertson Stephens, BT Alex. Brown and Adams, Harkness & Hill, Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all of such shares if any are purchased:

                        UNDERWRITER                           NUMBER OF SHARES
                        -----------                           ----------------
BancAmerica Robertson Stephens..............................
BT Alex. Brown..............................................
Adams, Harkness & Hill, Inc. ...............................

                                                                 ---------
          Total.............................................     2,500,000
                                                                 =========

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price, less a concession of not more than $          per share,
of which $          per share may be reallowed to other dealers. After the
initial public offering, the public offering price, concession and reallowances to dealers may be reduced by the Representatives.

     Certain of the Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase an aggregate of up to an additional 375,000 shares of Common Stock at the same price per share as the Company and the Selling Stockholders received for the 2,500,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,500,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,500,000 shares are being sold. The Selling Stockholders subject to such over-allotment option will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby.

     The Underwriting Agreement contains covenants of indemnity between the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act and liability arising from breaches of representations and warranties contained in the Underwriting Agreement.

     Certain securityholders of the Company have agreed with the Representatives that, until 180 days after the date of this Prospectus, subject to certain limited exceptions, they will not, directly or indirectly, sell, offer, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into, or exchangeable for, or any rights to purchase or acquire, shares of Common Stock, owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancAmerica Robertson Stephens. BancAmerica Robertson Stephens may, in its sole discretion and without notice, release all or any portion of the securities subject to the lock-up agreements. See "Shares Eligible for

Future Sale -- Lock-up Agreements." Approximately 10,169,030 of such shares will be eligible for immediate public sale following expiration of the lock-up period, subject to Rule 144. In addition, the Company has agreed that, until 180 days from the date of this Prospectus, the Company will not, without the prior written consent of BancAmerica Robertson Stephens, subject to certain limited exceptions, sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options, or the Company's grant of options and issuance of stock under existing employee stock option or stock purchase plans.

     The Representatives have advised the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transaction may be effected, where permitted, on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

     The Underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of Common Stock offered hereby for employees of the Company and certain individuals who have expressed an interest in purchasing shares of Common Stock in this offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock was determined through negotiations between the Company, representatives of the Selling Stockholders and the Representatives. The material factors considered in such negotiations were prevailing market and economic conditions, revenues and earnings and other financial information of the Company, the market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. There can be no assurance that an active or orderly trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial trading price. See "Risk Factors -- No Prior Public Market; Possible Volatility of Stock Price" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts. Mr. Hurwitz, a partner of Testa, Hurwitz & Thibeault, LLP, serves as Trustee of each of the Robert W. Howe Grantor Retained Annuity Trust and the William H. Gallagher Grantor Retained Annuity Trust (collectively, the "Trusts"), which Trusts each beneficially own 258,860 shares of the Company's Common Stock.

                                    EXPERTS

     The audited consolidated financial statements and schedule of the Company as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 included in this Prospectus and elsewhere in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, and at its regional offices in New York (Seven World Trade Center, New York, New York 10007) and in Chicago (Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60611) and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission which can be accessed at http://www.sec.gov.

     The Company intends to furnish holders of its Common Stock offered hereby with annual reports containing consolidated financial statements audited by an independent accounting firm and with quarterly reports containing unaudited summary consolidated financial statements for each of the first three quarters of each fiscal year.

                          ATLANTIC DATA SERVICES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets as of March 31, 1996 and March
  31, 1997 and December 31, 1997............................  F-3
Consolidated Statements of Income for the Years Ended March
  31, 1995, 1996 and 1997 and the nine months ended December
  31, 1996 and December 31, 1997............................  F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended March 31, 1995, 1996 and 1997 and the nine
  months ended December 31, 1997............................  F-5
Consolidated Statements of Cash Flows for the Years Ended
  March 31, 1995, 1996 and 1997 and the nine month periods
  ended December 31, 1996 and December 31, 1997.............  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Atlantic Data Services, Inc.

     We have audited the accompanying consolidated balance sheets of Atlantic Data Services, Inc. as of March 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Atlantic Data Services, Inc. at March 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP

Boston, Massachusetts
May 2, 1997, except for Note 10 and Note 13, as to which the date is March 23, 1998

                          ATLANTIC DATA SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS
                   (IN THOUSANDS EXCEPT PAR VALUE AND SHARES)

                                                                 MARCH 31,
                                                              ----------------   DECEMBER 31,
                                                               1996      1997        1997
                                                              ------    ------   ------------
                                                                                 (UNAUDITED)
                                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $2,231    $2,653     $ 5,355
  Accounts receivable, net of allowance for doubtful
     accounts of $113 in 1996, $231 in 1997, and $339 at
     December 31, 1997......................................   4,164     4,229       6,613
  Costs and estimated earnings on contracts in excess of
     billings...............................................      45       185          --
  Prepaid expenses..........................................     159       124         240
  Prepaid federal and state income taxes....................      --        --         438
  Deferred taxes............................................     162       207         207
                                                              ------    ------     -------
     Total current assets...................................   6,761     7,398      12,853
Property and equipment, net.................................     563       649         881
Other assets................................................     146       154         166
                                                              ------    ------     -------
                                                              $7,470    $8,201     $13,900
                                                              ======    ======     =======

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $1,582    $1,994     $ 2,783
  Accounts payable and accrued expenses related to the
     disposal
     and liquidation of the on-line processing division.....     120        --          --
  Deferred revenue..........................................      13         1         615
  Billings in excess of costs and estimated earnings on
     contracts..............................................      30       168         466
  Federal and state income taxes............................     229        49          --
  Deferred compensation.....................................     146       117         121
  Dividend payable..........................................      --        --       3,000
                                                              ------    ------     -------
     Total current liabilities..............................   2,120     2,329       6,985
Capital lease obligation....................................      75        56          41
Commitments and contingencies...............................      --        --          --
Stockholders' equity:
  Common stock, $.01 par value, 11,746,840 shares
     authorized, 6,847,960 shares issued and outstanding....      68        68          68
  Class A common stock, $.01 par value, 1,694,800 shares
     authorized, 394,800 shares issued and outstanding at
     March 31, 1997 and 1996, and 830,800 shares outstanding
     at
     December 31, 1997......................................       4         4           8
  Special common stock, $.01 par value, 3,104,080 shares
     authorized, 3,104,080 shares issued and outstanding
     (liquidating value of $2,827)..........................      31        31          31
  Additional paid-in capital................................   1,281     1,281       2,058
  Retained earnings.........................................   3,916     4,457       4,734
  Less 112,000 shares of treasury Class A common stock at
     cost...................................................     (25)      (25)        (25)
                                                              ------    ------     -------
     Total stockholders' equity.............................   5,275     5,816       6,874
                                                              ------    ------     -------
                                                              $7,470    $8,201     $13,900
                                                              ======    ======     =======

                            See accompanying notes.

                          ATLANTIC DATA SERVICES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                     YEAR ENDED                    NINE MONTHS ENDED
                                          ---------------------------------   ---------------------------
                                          MARCH 31,   MARCH 31,   MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                            1995        1996        1997          1996           1997
                                          ---------   ---------   ---------   ------------   ------------
                                                                                      (UNAUDITED)
Revenues................................   $14,624     $20,052     $23,843      $17,158        $28,219
Cost of revenues........................     9,570      12,377      15,218       11,258         16,252
                                           -------     -------     -------      -------        -------
Gross profit............................     5,054       7,675       8,625        5,900         11,967
Operating expenses:
  Sales and marketing...................       683       1,173       1,493        1,050          2,147
  General and administrative............     2,835       3,875       3,947        2,740          4,274
                                           -------     -------     -------      -------        -------
          Total operating expenses......     3,518       5,048       5,440        3,790          6,421
Income from operations..................     1,536       2,627       3,185        2,110          5,546
Interest income.........................       129         199         120           78            109
Interest expense........................        (4)         (2)         (5)          (4)            (4)
                                           -------     -------     -------      -------        -------
Income from continuing operations before
  provision for income taxes
  and minority interest.................     1,661       2,824       3,300        2,184          5,651
Provision for income taxes..............       691       1,261       1,359          900          2,374
                                           -------     -------     -------      -------        -------
Income from continuing operations.......       970       1,563       1,941        1,284          3,277
Discontinued operations, net of tax.....     1,245         780         100          100             --
Minority interest.......................       (84)         --          --           --             --
                                           -------     -------     -------      -------        -------
          Net Income....................   $ 2,131     $ 2,343     $ 2,041      $ 1,384        $ 3,277
                                           =======     =======     =======      =======        =======
Pro forma earnings per common share
  (unaudited):
  Income from continuing operations.....                           $  0.19                     $  0.32
  Discontinued operations, net of tax...                              0.01                          --
                                                                   -------                     -------
Net income..............................                           $  0.20                     $  0.32
                                                                   =======                     =======
Pro forma earnings per common share
   -- assuming dilution (unaudited):
  Income from continuing operations.....                           $  0.19                     $  0.31
  Discontinued operations, net of tax...                              0.01                          --
                                                                   -------                     -------
Net income..............................                           $  0.20                     $  0.31
                                                                   =======                     =======
Shares used in computing pro forma
  earnings per common share
  (unaudited)...........................                          10,234,840                 10,325,336
                                                                  ==========                 ==========
Shares used in computing pro forma
  earnings per common share -- assuming
  dilution (unaudited)..................                          10,234,840                 10,429,285
                                                                  ==========                 ==========

                            See accompanying notes.

                          ATLANTIC DATA SERVICES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                          (IN THOUSANDS EXCEPT SHARES)

                                                           CLASS A            SPECIAL
                                     COMMON STOCK       COMMON STOCK       COMMON STOCK      ADDITIONAL
                                   -----------------   ---------------   -----------------    PAID-IN     RETAINED
                                    SHARES    AMOUNT   SHARES   AMOUNT    SHARES    AMOUNT    CAPITAL     EARNINGS
                                   ---------  ------   -------  ------   ---------  ------   ----------   --------
Balance at March 31, 1994........  6,847,960   $68     394,800    $4     3,104,080   $31       $1,281     $ 3,442
  Net income.....................         --    --          --    --            --    --           --       2,131
                                   ---------   ---     -------    --     ---------   ---       ------     -------

Balance at March 31, 1995........  6,847,960    68     394,800     4     3,104,080    31        1,281       5,573
  Dividend.......................         --    --          --    --            --    --           --      (4,000)
  Net income.....................         --    --          --    --            --    --           --       2,343
                                   ---------   ---     -------    --     ---------   ---       ------     -------

Balance at March 31, 1996........  6,847,960    68     394,800     4     3,104,080    31        1,281       3,916
  Dividend.......................         --    --          --    --            --    --           --      (1,500)
  Net income.....................         --    --          --    --            --    --           --       2,041
                                   ---------   ---     -------    --     ---------   ---       ------     -------

Balance at March 31, 1997........  6,847,960    68     394,800     4     3,104,080    31        1,281       4,457
  Dividend (Unaudited)...........         --    --          --    --            --    --           --      (3,000)
  Exercise of stock options
    (Unaudited)..................         --    --     436,000     4            --    --          392          --
  Tax benefit from exercise of
    stock options (Unaudited)....         --    --          --    --            --    --           --         385
  Net income (Unaudited).........         --    --          --    --            --    --           --       3,277
                                   ---------   ---     -------    --     ---------   ---       ------     -------

Balance at December 31, 1997
  (Unaudited)....................  6,847,960   $68     830,800    $8     3,104,080   $31       $2,058     $ 4,734
                                   =========   ===     =======    ==     =========   ===       ======     =======


                                   TREASURY STOCK        TOTAL
                                   ---------------   STOCKHOLDERS'
                                   SHARES   AMOUNT      EQUITY
                                   -------  ------   -------------
Balance at March 31, 1994........  112,000   $(25)      $ 4,801
  Net income.....................       --     --         2,131
                                   -------   ----       -------
Balance at March 31, 1995........  112,000    (25)        6,932
  Dividend.......................       --     --        (4,000)
  Net income.....................       --     --         2,343
                                   -------   ----       -------
Balance at March 31, 1996........  112,000    (25)        5,275
  Dividend.......................       --     --        (1,500)
  Net income.....................       --     --         2,041
                                   -------   ----       -------
Balance at March 31, 1997........  112,000    (25)        5,816
  Dividend (Unaudited)...........       --     --        (3,000)
  Exercise of stock options
    (Unaudited)..................       --     --           396
  Tax benefit from exercise of
    stock options (Unaudited)....       --     --            --
  Net income (Unaudited).........       --     --         3,277
                                   -------   ----       -------
Balance at December 31, 1997
  (Unaudited)....................  112,000   $(25)      $ 6,874
                                   =======   ====       =======

                            See accompanying notes.

                          ATLANTIC DATA SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                             NINE MONTHS
                                                                                                ENDED
                                                                 YEAR ENDED MARCH 31,        DECEMBER 31,
                                                              --------------------------   ----------------
                                                               1995     1996      1997      1996     1997
                                                              ------   -------   -------   ------   -------
                                                                                             (UNAUDITED)
OPERATING ACTIVITIES
Net income..................................................  $2,131   $ 2,343   $ 2,041   $1,384   $ 3,277
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     561       154       150       97       160
  (Benefit) provision for deferred taxes....................    (473)      130       (61)      --        --
  Provision for bad debts...................................      18       376       120       89       108
  Write-down of assets used in discontinued operations......     241        --        --       --        --
  Other.....................................................       7        39        --        6        12
  Minority interest in net income of subsidiary.............      84        --        --       --        --
  Change in assets and liabilities:
    Accounts receivable.....................................    (743)     (728)     (185)     232    (2,492)
    Costs and estimated earnings on contracts in excess of
      billings..............................................      --       (45)     (140)      45       185
    Prepaid expenses and other assets.......................       4       (84)       28       13      (126)
    Accounts payable and accrued expenses...................     733      (264)      250      249     1,393
    Billings in excess of costs and estimated earnings on
      contracts.............................................      --        30       138     (120)      298
    Federal and state income taxes..........................      39       110      (180)    (524)     (487)
                                                              ------   -------   -------   ------   -------
         Net cash provided by operating activities..........   2,602     2,061     2,161    1,471     2,328
INVESTING ACTIVITIES
Purchase of minority interest of subsidiary.................    (578)       --        --       --        --
Purchases of property and equipment.........................    (138)     (226)     (221)     (77)     (392)
                                                              ------   -------   -------   ------   -------
         Net cash used in investing activities..............    (716)     (226)     (221)     (77)     (392)
FINANCING ACTIVITIES
Principal payments under capital lease obligation...........     (80)      (40)      (18)     (14)      (15)
Exercise of stock options...................................      --        --        --       --       396
Tax benefit from exercise of stock options..................      --        --        --       --       385
Dividends paid..............................................      --    (4,000)   (1,500)      --        --
Repayments of long-term debt................................     (88)       --        --       --        --
                                                              ------   -------   -------   ------   -------
         Net cash (used in) provided by financing
           activities.......................................    (168)   (4,040)   (1,518)     (14)      766
                                                              ------   -------   -------   ------   -------
Net increase (decrease) in cash.............................   1,718    (2,205)      422    1,380     2,702
Cash and cash equivalents at beginning of year..............   2,718     4,436     2,231    2,231     2,653
                                                              ------   -------   -------   ------   -------
Cash and cash equivalents at end of year....................  $4,436   $ 2,231   $ 2,653   $3,611   $ 5,355
                                                              ======   =======   =======   ======   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest..................................................  $   13   $     2   $     6   $    4   $     4
                                                              ======   =======   =======   ======   =======
  Taxes.....................................................  $1,837   $   816   $ 1,697   $  990   $ 2,266
                                                              ======   =======   =======   ======   =======
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Capital lease obligation incurred for equipment...........  $   38   $   100
                                                              ======   =======
  Dividends declared........................................                                        $ 3,000
                                                                                                    =======

                            See accompanying notes.

                          ATLANTIC DATA SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1997

1.  DESCRIPTION OF BUSINESS

     Atlantic Data Services, Inc. ("ADS") was organized in 1980. ADS provides information technology ("IT") strategy consulting and systems integration services to customers exclusively in the financial services industry, primarily banks. ADS's services allow customers to rapidly deploy proven technologies and mission-critical business processes and more effectively manage change within their organizations. ADS provides its services, primarily on a time and materials basis, through offerings organized around five practice areas: IT Strategy Consulting, Consolidations and Conversions, Year 2000 Resolution, Application Outsourcing, and Electronic Commerce and Home Banking.

  Description of On-Line Processing Division

     In April 1990, ADS acquired a 55% interest in Data Management Systems, Inc. ("DMS") for $1.1 million. Effective September 1, 1994, ADS acquired the remaining 45% from the minority stockholder for cash of $577,800, which was accounted for using the purchase method. DMS provided data processing services to financial institutions. Refer to Note 6 for information regarding discontinued operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Atlantic Data Services, Inc. and DMS, its wholly owned subsidiary (collectively "the Company"). DMS discontinued its operations effective June 30, 1995. All intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  Cash Equivalents

     Cash equivalents are defined as short-term, highly liquid investments with an original maturity of three months or less. Cash equivalents primarily consist of money market accounts and repurchase agreements whose fair value approximates cost and are classified as available for sale.

     The Company periodically enters into repurchase agreements with a financial institution. At March 31, 1996 and 1997, the carrying value of the agreement, stated at cost which approximates market, amounted to $1,157,000 and $2,608,000, respectively. The agreements are collateralized by U.S. Treasury Securities which are physically controlled by the financial institution, in an amount equal to 102% of the agreement value.

                          ATLANTIC DATA SERVICES, INC.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation, which includes amortization of assets under capital leases, has been provided using the straight-line method for all assets over their estimated useful lives as follows:

Computer equipment and software...  2 to 5 years
Office furniture and equipment....  7 years
Leasehold improvements............  Lesser of remaining lease-term or useful life
Building..........................  31.5 years
Equipment under capital lease.....  5 years

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to credit risk consist primarily of cash equivalents and accounts receivable. The risk with respect to cash equivalents is minimized by the Company's policies in which investments have relatively short maturities and are only placed with highly rated issuers. A significant portion of the Company's revenues and accounts receivable are derived from services provided to banks and other financial institutions. The risk with respect to accounts receivable is minimized by the creditworthiness of the Company's customers and the Company's credit and collection policies. The Company performs ongoing credit evaluations of its customers, generally does not require collateral, and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations.

  Revenue Recognition

     The Company primarily derives its revenue from consulting services under time and material billing arrangements. Under these arrangements, revenue is recognized as the services are provided. Deferred revenue pertains to time and material billing arrangements and represents cash collected in advance of the performance of services.

     Revenue on fixed price contracts is recognized using the percentage of completion method of accounting and is adjusted monthly for the cumulative impact of any revision in estimates. The Company determines the percentage of completion of its contracts by comparing costs incurred to date to total estimated costs. Contract costs include all direct labor and expenses related to the contract performance. The asset, "Costs and estimated earnings on contracts in excess of billings," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on contracts," represents billings in excess of revenues recognized.

     Included in revenues are reimburseable contract-related travel and entertainment expenses which are separately billable to clients.

  Stock Compensation

     The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("FAS 123") and accounts for stock options granted to employees in accordance with the provisions of APB 25 "Accounting for Stock Issued to Employees."

                          ATLANTIC DATA SERVICES, INC.

  Income Taxes

     Deferred income taxes are provided for differences between the financial reporting and tax bases of assets and liabilities at income tax rates expected to be in effect when the taxes are actually paid or recovered.

  Earnings Per Share (Unaudited)

     On December 31, 1997, the Company adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share" ("FAS 128"). FAS 128 requires the presentation of two amounts, earnings per share and earnings per share assuming dilution. Pro forma net income per common share is computed using the weighted average number of common shares, and Special Common Stock and Class A Common Stock assuming conversion into Common Stock at April 1, 1996 or at the date of issuance if later, and dilutive equivalent shares from stock options using the treasury stock method. Historical net income per share has been presented only in a footnote as such amounts are not deemed meaningful.

  New Accounting Pronouncements (Unaudited)

     The Company intends to adopt Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") in fiscal 1998. Both Standards will require additional disclosure, but will not have a material effect on the Company's financial position or results of operations. SFAS No. 130 establishes standards for the reporting and display of comprehensive income. Components of comprehensive income include items such as net income and changes in value of available-for-sale securities. SFAS No. 131 changes the way companies report segment information and requires segments to be determined based on how management measures performance and makes decisions about allocating resources.

  Interim Financial Statements (Unaudited)

     The consolidated balance sheet at December 31, 1997 and the consolidated statements of income, changes in stockholders' equity and cash flows for the nine months ended December 31, 1996 and 1997 are unaudited, but, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of results for these interim periods. The results of operations for the nine months ended December 31, 1997 are not necessarily indicative of results to be expected for the entire year.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                 MARCH 31,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
                                                               (IN THOUSANDS)
Computer equipment and software.............................  $  519    $  671
Office furniture and equipment..............................     355       425
Leasehold improvements......................................     269       335
Building....................................................     183       183
                                                              ------    ------
                                                               1,326     1,614
Less accumulated depreciation and amortization..............    (763)     (965)
                                                              ------    ------
                                                              $  563    $  649
                                                              ======    ======

                          ATLANTIC DATA SERVICES, INC.

     Assets recorded under capital leases and included in office furniture and equipment amounted to approximately $100,000 at March 31, 1996 and 1997. Related accumulated amortization amounted to approximately $10,000 and $30,000 at March 31, 1996 and 1997, respectively.

4.  RELATED PARTY TRANSACTIONS

     The Company has a program under which it may loan employees up to $3,000 to purchase personal computers. Loans are repayable through payroll deductions over a three year period and bear a preferred rate of interest (0% for all periods presented). Such loans outstanding at March 31, 1996 and 1997 amounted to approximately $56,000 and $64,000, respectively, and are included in other assets.

     Construction services are provided by a firm whose owner is a director of the Company. Amounts paid to such firm in fiscal years ended March 31, 1995, 1996 and 1997 are $11,211, $66,555, and $59,958, respectively. All amounts have been capitalized and are included in leasehold improvements in the financial statements.

     Revenue recorded by DMS for the five month period ended August 31, 1994 includes approximately $909,000, derived from on-line services provided to the minority stockholder. DMS also rented office space from this stockholder. Total rent paid to the minority stockholder during fiscal 1995 was approximately $32,000. These amounts are included in discontinued operations.

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                 MARCH 31,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
                                                               (IN THOUSANDS)
Trade accounts payable......................................  $  218    $  401
Accrued payroll.............................................     785       900
Accrued medical.............................................     185       242
Compensated absences........................................     124       150
Other.......................................................     270       301
                                                              ------    ------
                                                              $1,582    $1,994
                                                              ======    ======

6.  DISCONTINUED OPERATIONS

     During September 1994, the Company approved a plan and entered into an agreement with a third party that called for the Company to discontinue its on-line processing division (the "Agreement"). As consideration for entering into the Agreement, the Company was entitled to receive future payments contingent upon the acquirer generating specified revenues from the transferred customer base. The Company is not entitled to any further payments.

                          ATLANTIC DATA SERVICES, INC.

     The on-line processing division represented a separate line of business and, accordingly, the results of its operations have been reported as discontinued operations for all periods presented. The results from discontinued operations can be summarized as follows:

                                                               YEAR ENDED MARCH 31,
                                                              ----------------------
                                                               1995     1996    1997
                                                              ------    ----    ----
                                                                  (IN THOUSANDS)
Income from operations of the discontinued on-line
  processing division, less applicable income taxes of
  $1,095 and $113 in 1995 and 1996, respectively............  $1,574    $186      --
(Loss) gain on disposal of the on-line processing division,
  net of income tax benefit of $229 in 1995 and $312 in
  1996, less applicable income taxes of $70 in 1997.........    (329)    594    $100
                                                              ------    ----    ----
                                                              $1,245    $780    $100
                                                              ======    ====    ====

     In fiscal 1995, the loss on disposal of the on-line processing division represents expenses incurred of approximately $174,000 for severance costs, $241,000 for the write-down of property and equipment to net realizable value and $143,000 for other exit costs, net of the income tax benefit from the above mentioned expenses of approximately $229,000. The gain on disposal of the on-line processing division in fiscal 1996 primarily represents the contingent payments provided for in the Agreement plus a tax benefit of approximately $418,000 from the deduction of goodwill. The gain on disposal of the on-line processing division in fiscal 1997 primarily represents the contingent payments provided for in the Agreement.

     The following table sets forth summary financial information of the on-line processing division's results of operations.

                                                                 YEAR ENDED
                                                                 MARCH 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
                                                               (IN THOUSANDS)
Revenues....................................................  $6,738    $1,248
Operating earnings..........................................   2,944       329
Depreciation and amortization...............................     396        37
Other income................................................     121         7
Provision for taxes.........................................   1,095       113
Net income..................................................   1,574       186

7.  DEFERRED COMPENSATION

     Deferred compensation represents compensation deferred by a former employee of the Company through the year ended March 31, 1995.

                          ATLANTIC DATA SERVICES, INC.

8.  INCOME TAXES

     Significant components of the provision for income taxes follow:

                                                CONTINUING    DISCONTINUED    CONSOLIDATED
                                                OPERATIONS     OPERATIONS     TAX PROVISION
                                                ----------    ------------    -------------
                                                              (IN THOUSANDS)
FISCAL YEAR 1995:
Current:
  Federal.....................................    $  554         $1,036          $1,590
  State.......................................       165            275             440
Deferred:
  Federal.....................................       (24)          (340)           (364)
  State.......................................        (4)          (105)           (109)
                                                  ------         ------          ------
                                                  $  691         $  866          $1,557
                                                  ======         ======          ======
FISCAL YEAR 1996:
Current:
  Federal.....................................    $1,040         $ (318)         $  722
  State.......................................       302            (92)            210
Deferred:
  Federal.....................................       (64)           161              97
  State.......................................       (17)            50              33
                                                  ------         ------          ------
                                                  $1,261         $ (199)         $1,062
                                                  ======         ======          ======
FISCAL YEAR 1997:
Current:
  Federal.....................................    $1,201         $   53          $1,254
  State.......................................       217             19             236
Deferred:
  Federal.....................................       (50)            (1)            (51)
  State.......................................        (9)            (1)            (10)
                                                  ------         ------          ------
                                                  $1,359         $   70          $1,429
                                                  ======         ======          ======

     The reconciliation of the consolidated effective tax rate of the Company for the years ended March 31, 1995, 1996 and 1997 is as follows:

                                              1995            1996             1997
                                          ------------    -------------    -------------
                                                          (IN THOUSANDS)
Pretax income...........................  $3,772   100%   $3,405    100%   $3,470    100%
                                          ======   ===    ======   ====    ======   ====
Tax at 34%..............................  $1,282    34%   $1,158     34%   $1,180     34%
State taxes, net of federal benefit.....     218     6       160      5       149      4
Tax deductible goodwill related to the
  on-line processing division...........                    (356)  (11)        --     --
Permanent differences...................      38     1        98      3        96      3
Other...................................      19    --         2     --         4     --
                                          ------   ---    ------   ----    ------   ----
          Total provision...............  $1,557    41%   $1,062     31%   $1,429     41%
                                          ======   ===    ======   ====    ======   ====

                          ATLANTIC DATA SERVICES, INC.

     The effect of temporary differences and carryforwards that give rise to deferred tax assets are as follows:

                                                                MARCH 31,
                                                              --------------
                                                              1996     1997
                                                              -----    -----
                                                              (IN THOUSANDS)
Bad debt allowance..........................................  $ 49     $ 93
Compensated absence accrual.................................    53       60
Interest on deferred compensation...........................    20       22
Deferred rent...............................................    39       27
Depreciation................................................     4       25
Other costs.................................................     6        5
                                                              ----     ----
     Total deferred tax assets..............................  $171     $232
                                                              ====     ====

9.  LEASES

     The Company leases office space, automobiles and other equipment under various noncancelable operating leases. Rent expense recognized under these leases during the fiscal years ended March 31, 1995, 1996 and 1997 amounted to approximately $436,000, $406,000 and $438,000, respectively.

     The Company is also party to a lease agreement for telephone equipment that has been recorded as a capital lease.

     Future minimum annual lease payments due under noncancelable leases as of March 31, 1997 are as follows:

                                                              OPERATING    CAPITAL
                                                              ---------    -------
                                                                 (IN THOUSANDS)
Year ending March 31:
  1998......................................................   $  494        $24
  1999......................................................      487         24
  2000......................................................      482         24
  2001 and thereafter.......................................       17         13
                                                               ------        ---
Total minimum lease payments................................   $1,480         85
                                                               ======
  Less amount representing interest.........................                  10
                                                                             ---
                                                                              75
  Less current portion of capital lease (included in
     accounts payable and accrued expenses).................                  19
                                                                             ---
  Long-term portion of capital lease........................                 $56
                                                                             ===

10.  STOCKHOLDERS' EQUITY

     The authorized capital of the Company consists of Common Stock, Class A Common Stock, and Special Common Stock. On October 31, 1997, the Company completed a recapitalization whereby the number of shares of Common Stock, Class A Common Stock, and Special Common Stock authorized was increased from 410,860, 150,000 and 110,860, respectively, to 11,746,840, 1,694,800 and 3,104,080, respectively. In addition, the Company's Board of Directors approved a 28-for-1 stock split in the form of a stock dividend on October 31, 1997. The accompanying consolidated financial statements give effect to the stock split for all periods presented.

                          ATLANTIC DATA SERVICES, INC.

     The Common Stock and Special Common Stock are entitled to one vote per share and are entitled to dividends at the same rate, when a dividend is declared. The Special Common Stock has a preference in the event of liquidation amounting to $0.91 per share and is convertible at any time into Common Stock on a share-for-share basis.

     The Class A Common Stock is nonvoting and is not entitled to receive dividends. Coincident with the recapitalization on October 31, 1997, the Class A Common Stock is now required to convert to Common Stock on a share-for-share basis upon the closing of a public offering of the Company's Common Stock or earlier at the Company's option.

     For the years ended March 31, 1996 and 1997, the Company paid dividends of $0.40 per share and $0.15 per share, respectively, on its Special Common Stock and Common Stock. No dividends were paid in the year ended March 31, 1995.

11.  STOCK PLANS

  Key Person Stock Plan

     In March 1985, the Board of Directors approved the Company's Key Person Stock Plan (the "Key Person Plan") and authorized that 560,000 shares of Class A Common Stock be reserved for issuance under such plan. Under the terms of the Key Person Plan, the Company is authorized to sell shares at the then fair market value of Class A Common Stock to officers and other key employees of and consultants to the Company. To date, 394,800 shares have been issued under the Key Person Plan, of which an aggregate 112,000 shares were repurchased by the Company. No Class A Common Stock was issued pursuant to this plan during the years ended March 31, 1995, 1996 and 1997. At March 31, 1996 and 1997, 165,200
shares of Class A Common Stock were available for future issuance, although the Company intends not to issue additional shares under the Key Person Plan.

  Incentive Stock Option Plan

     On January 26, 1993, the Board of Directors approved the Company's 1992 Incentive Stock Option Plan (the "Plan"). Under the terms of the Plan, the Company is authorized to grant incentive stock options to purchase shares of Class A Common Stock to officers and other employees of and consultants to the Company. The aggregate number of shares of Class A Common Stock which may be issued pursuant to the Plan is 812,000. Vesting is determined by the Board of Directors. All options issued in 1997 were to employees and vested immediately upon issuance. The Company intends not to issue additional options under the Plan.

                          ATLANTIC DATA SERVICES, INC.

     The following table presents the activity of the Plan for the years ended March 31, 1996 and 1997 and for the nine months ended December 31, 1997:

                                                                           NINE MONTHS ENDED
                                                                           DECEMBER 31, 1997
                                       1996                 1997              (UNAUDITED)
                                ------------------   ------------------   -------------------
                                          WEIGHTED             WEIGHTED              WEIGHTED
                                          AVERAGE              AVERAGE               AVERAGE
                                          EXERCISE             EXERCISE              EXERCISE
                                SHARES     PRICE     SHARES     PRICE      SHARES     PRICE
                                -------   --------   -------   --------   --------   --------
Outstanding options at
  beginning of period.........  140,000    $0.91     140,000    $0.91      812,000    $0.91
  Granted.....................       --       --     672,000     0.91           --       --
  Exercised...................       --       --          --       --     (436,000)    0.91
                                -------    -----     -------    -----     --------    -----
Outstanding options at end of
  period......................  140,000    $0.91     812,000    $0.91      376,000    $0.91
                                =======    =====     =======    =====     ========    =====
Exercisable at end of
  period......................  105,000    $0.91     812,000    $0.91      376,000    $0.91
                                =======    =====     =======    =====     ========    =====
Available for grant at end of
  period......................       --       --          --       --           --       --
                                =======    =====     =======    =====     ========    =====
Weighted average fair value
  per share of options granted
  during the period...........       --       --     $  0.06       --           --       --
                                =======    =====     =======    =====     ========    =====

     The following table represents weighted average price and life information about significant option groups outstanding at March 31, 1997.

                                     OPTIONS OUTSTANDING
                            --------------------------------------      OPTIONS EXERCISABLE
                                            WEIGHTED                  -----------------------
                                             AVERAGE      WEIGHTED                   WEIGHTED
                                            REMAINING     AVERAGE                    AVERAGE
                              NUMBER       CONTRACTUAL    EXERCISE      NUMBER       EXERCISE
    OPTION GRANT DATE       OUTSTANDING    LIFE (YRS.)     PRICE      EXERCISABLE     PRICE
    -----------------       -----------    -----------    --------    -----------    --------
1997......................    672,000          9.6         $0.91        672,000       $0.91
1993......................    140,000          5.8          0.91        140,000        0.91
                              -------                                   -------
                              812,000                                   812,000
                              =======                                   =======

     As required under FAS 123, the following pro forma net income and earnings per share presentations reflect the amortization of the option grant fair value as expense. For purposes of this disclosure, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information follows:

                                                              FISCAL 1997
                                                              -----------
Pro forma net income........................................  $2,011,000
Pro forma earnings per share................................  $     0.20

     The weighted average grant date value was $0.06 for stock options issued in fiscal 1997. Significant assumptions used in determining this value include: risk free interest rates ranging from 6.3-6.6%; expected life of the options is one year; dividend rate is zero as Class A Common Stock was not entitled to dividends.

     The effects on pro forma disclosures of applying FAS 123 are not likely to be representative of the effects on pro forma disclosures of future years.

                          ATLANTIC DATA SERVICES, INC.

12.  SUBSEQUENT EVENTS (UNAUDITED)

     On October 31, 1997, the Board of Directors adopted the 1997 Stock Plan (the "Stock Plan"). The Stock Plan provides for the grant of options for the purchase of up to 500,000 shares of Class A Common Stock of the Company.

     The Stock Plan is administered by the Compensation Committee of the Board of Directors, and provides incentives to employees, directors and consultants through opportunities to purchase stock through incentive stock options, options that do not qualify as incentive stock options, awards of stock in the Company, and through opportunities to make direct purchases of stock in the Company (herein collectively referred to as "Awards"). The exercise price per share specified in the agreement relating to each Award may not be less than the fair market value of the Class A Common Stock on the date of the grant.

     In December 1997, the Board of Directors declared a dividend of $0.30 per share payable to holders of Common Stock and Special Common Stock.

13.  EARNINGS PER SHARE

     The following table sets forth the reconciliation of the numerators and denominators of the basic and diluted pro forma per share computations for income from continuing operations for the year ended March 31, 1997, and for the nine month period ended December 31, 1997:

                                                                              NINE MONTH
                                                                             PERIOD ENDED
                                                             YEAR ENDED      DECEMBER 31,
                                                           MARCH 31, 1997        1997
                                                            (UNAUDITED)      (UNAUDITED)
                                                           --------------    ------------
Numerator:
  Income from continuing operations (numerator for
     earnings per share and earnings per share assuming
     dilution)...........................................   $ 1,941,000      $ 3,277,000
Denominator:
  Denominator for earnings per share -- weighted average
     shares..............................................    10,234,840       10,325,336
  Effect of dilutive securities:
     Employee stock options..............................            --          103,949
                                                            -----------      -----------
  Dilutive potential common shares.......................            --          103,949
                                                            -----------      -----------
  Denominator for earnings per share assuming dilution --
     adjusted weighted average shares and assumed
     conversions.........................................    10,234,840       10,429,285
                                                            ===========      ===========
Pro forma earnings per share.............................   $      0.19      $      0.32
                                                            ===========      ===========
Pro forma earnings per share -- assuming dilution........   $      0.19      $      0.31
                                                            ===========      ===========

     Basic earnings per share has been calculated by dividing net income by weighted average common shares outstanding (common shares and assuming the conversion into Common Stock of Special Common Stock and Class A Common Stock at January 1, 1997 or the date of issuance if later). Diluted earnings per share reflects the potential dilution arising from the exercise of stock options using the treasury stock method.

                          ATLANTIC DATA SERVICES, INC.

     The following table sets forth the computation of earnings per share from continuing operations for the years ended March 31, 1995, 1996 and 1997:

                                                      1995         1996          1997
                                                   ----------   -----------   -----------
Numerator:
  Income from continuing operations (numerator
     for earnings per share).....................  $  970,000   $ 1,563,000   $ 1,941,000
Dividends declared
  Common Stock...................................          --    (1,032,144)   (2,752,384)
  Special Common Stock...........................          --      (467,856)   (1,247,616)
                                                   ----------   -----------   -----------
                                                                 (1,500,000)   (4,000,000)
Undistributed earnings...........................  $  970,000   $    63,000   $(2,059,000)
  Denominator for earnings per share -- weighted
     average shares..............................   9,952,040     9,952,040     9,952,040
Undistributed earnings per share
  Common Stock and Special Common Stock..........  $     0.10   $      0.01   $     (0.21)
Assumed distribution of earnings
  Common Stock and Special Common Stock..........          --   $      0.15   $      0.40
Earnings per share -- Common Stock and Special
  Common Stock...................................  $     0.10   $      0.16   $      0.19
                                                   ==========   ===========   ===========

     Earnings per share from continuing operations has been calculated under the two class method for Common Stock and Special Common Stock. Class A Common Stock does not share in dividends with Common Stock and Special Common Stock, and therefore does not share in earnings. There were no common stock equivalents considered to be dilutive securities under FAS 128 at March 31, 1995, 1996 or 1997.

14.  EMPLOYEE RETIREMENT PLAN

     The Company maintains a defined contribution retirement plan for eligible employees which is funded by employee contributions and by discretionary Company contributions. Under the plan, employees may make tax deferred contributions and the Company, at its discretion, may match 50% of employee contributions up to 5% of payroll. The Company may also opt to make additional contributions to the plan. Company contributions vest ratably over five years of employment. Company contributions amounted to $130,042, $91,771, and $83,062 for the years ended March 31, 1995, 1996 and 1997, respectively.

15.  MAJOR CUSTOMERS

     The nature of the Company's services results in the Company deriving significant amounts of revenue from certain customers in a particular year. Two customers accounted for 29.4% and 17.5% of the Company's consolidated revenues in 1995, 22.0% and 18.1% in 1996 and 12.4% and 7.8% in 1997. In addition, in each year the Company had a different customer which accounted for 18.8% in 1995, 10.7% in 1996 and 18.8% in 1997 of the Company's consolidated revenues.

        [A color graphic depicting the Company's logo superimposed over certain images associated with the financial services industry and its information technology needs, with the caption
       "Partnering With Financial Services Companies to Manage Change."]

                          ATLANTIC DATA SERVICES, INC.

                                     [LOGO]

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

SEC registration fee........................................  $    12,722
NASD filing fee.............................................        4,813
Nasdaq National Market listing fee..........................       48,750
Printing and engraving expenses.............................      150,000
Legal fees and expenses.....................................      250,000
Accounting fees and expenses................................      150,000
Blue Sky fees and expenses (including legal fees)...........       15,000
Transfer agent and registrar fees and expenses..............       15,000
Miscellaneous...............................................      103,715
          Total.............................................  $   750,000

     The Company will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Massachusetts Business Corporation Law and the Company's By-laws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities, except with respect to any matter as to which the indemnified person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Company. Reference is made to the Company's Amended and Restated By-laws and Second Amended and Restated By-laws filed as Exhibits 3.03 and 3.04 hereto, respectively.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.

     The Company intends to obtain directors' and officers' liability insurance for the benefit of its directors and certain of its officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

     On October 31, 1997, the Board of Directors of the Company declared a 28-for-1 stock split in the form of a stock dividend of 27 shares for each share of the Company's capital stock outstanding as of the effective filing of the Company's Amended and Restated Articles of Organization with the Secretary of the Commonwealth of the Commonwealth of Massachusetts (the "Split"). In connection with the Split, the Company issued an aggregate 10,274,310 shares of its capital stock to its stockholders of record on November 6, 1997. During the past three years, the Company has not issued any shares of its capital stock other than in connection with the Split and in connection with stock awards and stock option exercises as described below.

     On November 4, 1997 and November 6, 1997, the Company issued an aggregate of 420,000 shares of its Class A Common Stock (including 405,000 shares issued on November 6 in connection with the Split) upon the exercise of employee stock options under the Company's 1992 Incentive Stock Option Plan (the "1992 Plan") by Mr. Olsson, the Company's Executive Vice President and Director of Business Development, at a price of $0.91 per share, for an aggregate consideration of $382,200.

     On December 30, 1997, the Company issued 16,000 shares of its Class A Common Stock upon the exercise of employee stock options under the 1992 Plan by Mr. Cahill, the Company's Executive Vice President and Director of Operations, at a price of $0.91 per share, for an aggregate consideration of $14,560.

     On January 5, 1998, the Company issued 10,990 shares of its Class A Common Stock upon the exercise of employee stock options under the 1992 Plan by an employee of the Company, at a price of $0.91 per share, for an aggregate consideration of $10,000.

     On January 22, 1998, the Company issued 57,000 shares of its Class A Common Stock upon the exercise of employee stock options under the 1992 Plan by Mr. Cahill, at a price of $0.91 per share, for an aggregate consideration of $51,870.

     On February 6, 1998, the Company issued 30,000 shares of its Class A Common Stock upon the exercise of employee stock options under the Company's 1997 Stock Plan (the "1997 Plan") by Mr. McGrath, the Company's Senior Vice President, Finance and Administration, and Chief Financial Officer, at a price of $4.25 per share, for an aggregate consideration of $127,500.

     On February 10, 1998, the Company made a stock award under the 1997 Plan of 15,000 shares of its Class A Common Stock to Mr. Driscoll, a director of the Company, at a price of $9.00, for an aggregate consideration of $135,000.

     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase Common Stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)  Exhibits:

EXHIBIT NO.                            EXHIBIT
-----------                            -------
 1.01*       Form of Underwriting Agreement.
 3.01        Amended and Restated Articles of Organization of the
             Company.
 3.02        Form of Second Amended and Restated Articles of Organization
             of the Company.
 3.03        Amended and Restated By-laws of the Company.
 3.04        Form of Second Amended and Restated By-laws of the Company.
 4.01        Specimen Certificate for shares of the Company's Common
             Stock.
 4.02        Description of Capital Stock (contained in the Amended and
             Restated Articles of Organization and the Second Amended and
             Restated Articles of Organization of the Company, filed as
             Exhibits 3.01 and 3.02, respectively).
 4.03        Shareholders' Agreement among the Company and Certain
             Shareholders dated July 15, 1988, as amended November 24,
             1997.
 5.01*       Legal Opinion of Testa, Hurwitz & Thibeault, LLP.
10.01**      Key Person Stock Plan.
10.02**      Form of Key Person Stockholders Agreement as amended.
10.03**      Amended and Restated 1992 Incentive Stock Option Plan.
10.04**      Form of Incentive Stock Option Agreement for Shares Issued
             Under the Amended and Restated 1992 Incentive Stock Option
             Plan.
10.05**      Form of Amended and Restated Stockholders Agreement for
             Shares Issued Under the Amended and Restated 1992 Incentive
             Stock Option Plan.
10.06**      1997 Stock Plan.
10.07**      Amended and Restated 1997 Stock Plan.
10.08**      Form of Incentive Stock Option Agreement under the Amended and Restated 1997 Stock Plan.
10.09**      Form of Non-Qualified Stock Option Agreement under the
             Amended and Restated 1997 Stock Plan.
10.10**      Form of Stock Purchase and Restriction Agreement under the
             Amended and Restated 1997 Stock Plan.
10.11**      1998 Employee Stock Purchase Plan.
10.12**      Employment Agreement between the Company and Robert W. Howe dated March 25, 1998.
10.13**      Employment Agreement between the Company and William H.
             Gallagher dated March 25, 1998.
10.14**      Employment Agreement between the Company and Paul K. McGrath dated March 25, 1998.
10.15**      Employment Agreement between the Company and Peter A. Cahill dated March 25, 1998.
10.16        Employment Agreement between the Company and David E. Olsson dated March 25, 1998.
10.17        Registration Rights Agreement dated March 25, 1998 by and
             among the Company and Certain Stockholders.
10.18        Lease Agreement between the Company and National Fire
             Protection Association dated April 1, 1995, as amended July
             31, 1995 and January 15, 1997.
23.01*       Consent of Testa, Hurwitz & Thibeault, LLP (contained in
             Exhibit 5.01).
23.02        Consent of Ernst & Young LLP.
24.01        Power of Attorney (contained on page II-5).
27.01        Financial Data Schedule.

------------
 * To be filed by amendment.

** Indicates a management contract or any compensatory plan, contract or arrangement.

  (b) Financial Statement Schedule.

     Schedule II  Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Quincy, Massachusetts on March 26, 1998.

                                          ATLANTIC DATA SERVICES, INC.

                                          By:      /s/ ROBERT W. HOWE

                                            ------------------------------------
                                            Robert W. Howe
                                            Chief Executive Officer and
                                            Chairman of the Board

                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Atlantic Data Services, Inc., hereby severally constitute and appoint Robert W. Howe, William H. Gallagher and Paul K. McGrath, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any registration statement related to the offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 (a "462(b) Registration Statement"), any and all amendments and exhibits to this registration statement or any 462(b) Registration Statement, and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or thereby, and generally to do all things in our names and on our behalf in such capacities to enable Atlantic Data Services, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                   TITLE(S)                       DATE
                ---------                                   --------                       ----

/s/ ROBERT W. HOWE                            Chief Executive Officer and Chairman    March 26, 1998
------------------------------------------      of the Board (Principal Executive
Robert W. Howe                                  Officer)

/s/ WILLIAM H. GALLAGHER                      President, Chief Operating Officer      March 26, 1998
------------------------------------------      and Director
William H. Gallagher

/s/ PAUL K. MCGRATH                           Senior Vice President, Finance and      March 26, 1998
------------------------------------------      Administration, and Chief
Paul K. McGrath                                 Financial Officer (Principal
                                                Financial and Accounting Officer)

/s/ DAVID C. HODGSON                          Director                                March 26, 1998
------------------------------------------
David C. Hodgson

/s/ LEE M. KENNEDY                            Director                                March 26, 1998
------------------------------------------
Lee M. Kennedy

/s/ GEORGE F. RAYMOND                         Director                                March 26, 1998
------------------------------------------
George F. Raymond

/s/ RICHARD D. DRISCOLL                       Director                                March 26, 1998
------------------------------------------
Richard D. Driscoll

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                          ATLANTIC DATA SERVICES, INC.

                                             BALANCE AT
                                            BEGINNING OF    CHARGED TO                   BALANCE AT
               DESCRIPTION                     PERIOD       OPERATIONS    DEDUCTIONS    END OF PERIOD
               -----------                  ------------    ----------    ----------    -------------
Year ended March 31, 1995
  Reserves and allowances deducted from
     asset accounts
     Allowance for uncollectible
       accounts...........................    $ 85,954        18,000        2,418(1)      $101,536
Year ended March 31, 1996
  Reserves and allowances deducted from
     asset accounts
     Allowance for uncollectible
       accounts...........................    $101,536       375,694      363,875(1)      $113,355
Year ended March 31, 1997
  Reserves and allowances deducted from
     asset accounts
     Allowance for uncollectible
       accounts...........................    $113,355       120,000        1,989(1)      $231,366

---------------
(1) Uncollectible accounts written off, net of recoveries

                                 EXHIBIT INDEX

EXHIBIT NO.                            EXHIBIT
-----------                            -------
 1.01*       Form of Underwriting Agreement.
 3.01        Amended and Restated Articles of Organization of the
             Company.
 3.02        Form of Second Amended and Restated Articles of Organization
             of the Company.
 3.03        Amended and Restated By-laws of the Company.
 3.04        Form of Second Amended and Restated By-laws of the Company.
 4.01        Specimen Certificate for shares of the Company's Common
             Stock.
 4.02        Description of Capital Stock (contained in the Amended and
             Restated Articles of Organization and the Second Amended and
             Restated Articles of Organization of the Company, filed as
             Exhibits 3.01 and 3.02, respectively).
 4.03        Shareholders' Agreement among the Company and Certain
             Shareholders dated July 15, 1988, as amended November 24,
             1997.
 5.01*       Legal Opinion of Testa, Hurwitz & Thibeault, LLP.
10.01**      Key Person Stock Plan.
10.02**      Form of Key Person Stockholders Agreement as amended.
10.03**      Amended and Restated 1992 Incentive Stock Option Plan.
10.04**      Form of Incentive Stock Option Agreement for Shares Issued
             Under the Amended and Restated 1992 Incentive Stock Option
             Plan.
10.05**      Form of Amended and Restated Stockholders Agreement for
             Shares Issued Under the Amended and Restated 1992 Incentive
             Stock Option Plan.
10.06**      1997 Stock Plan.
10.07**      Amended and Restated 1997 Stock Plan.
10.08**      Form of Incentive Stock Option Agreement under the Amended and Restated 1997 Stock Plan.
10.09**      Form of Non-Qualified Stock Option Agreement under the
             Amended and Restated 1997 Stock Plan.
10.10**      Form of Stock Purchase and Restriction Agreement under the
             Amended and Restated 1997 Stock Plan.
10.11**      1998 Employee Stock Purchase Plan.
10.12**      Employment Agreement between the Company and Robert W. Howe dated March 25, 1998.
10.13**      Employment Agreement between the Company and William H.
             Gallagher dated March 25, 1998.
10.14**      Employment Agreement between the Company and Paul K. McGrath dated March 25, 1998.
10.15**      Employment Agreement between the Company and Peter A. Cahill dated March 25, 1998.
10.16        Employment Agreement between the Company and David E. Olsson dated March 25, 1998.
10.17        Registration Rights Agreement dated March 25, 1998 by and
             among the Company and Certain Stockholders.
10.18        Lease Agreement between the Company and National Fire
             Protection Association dated April 1, 1995, as amended July
             31, 1995 and January 15, 1997.
23.01*       Consent of Testa, Hurwitz & Thibeault, LLP (contained in
             Exhibit 5.01).
23.02        Consent of Ernst & Young LLP.
24.01        Power of Attorney (contained on page II-5).
27.01        Financial Data Schedule.

------------
 * To be filed by amendment.

** Indicates a management contract or any compensatory plan, contract or arrangement.